Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

NOBLE ENERGY, INC.

and

COLDREN RESOURCES LP

dated

May 15, 2006

i

SCHEDULES:

Schedule 2.4(a)	—	Form of Assignment of Purchase and Sale Agreement
Schedule 3.1(c)	—	Allocated Value
Schedule 3.9	—	Form of Preferential Purchase Right Election Letter
Schedule 4.6	—	Litigation Assumed by Purchaser
Schedule 4.7	—	Defaults
Schedule 4.8	—	Violation of Laws
Schedule 4.9	—	Royalties
Schedule 4.10	—	Personal Property
Schedule 4.11	—	Consents
Schedule 4.12	—	Preferential Purchase Rights
Schedule 4.13	—	Current Commitments
Schedule 4.14(a)	—	Environmental Orders
Schedule 4.14(b)	—	Environmental Notices
Schedule 4.16	—	Production Taxes
Schedule 4.17	—	Leases
Schedule 4.18	—	Well Status
Schedule 4.19	—	Suspense Funds
Schedule 8.6	—	Purchaser’s Insurance
Schedule 10.2(a)(1)	—	Assignment and Bill of Sale (Texas)
Schedule 10.2(a)(2)	—	Assignment and Bill of Sale (Louisiana)
Schedule 10.2(a)(3)	—	Assignment and Bill of Sale (Mississippi)
Schedule 10.2(a)(4)	—	Assignment and Bill of Sale (Alabama)
Schedule 10.2(a)(5)	—	Assignment and Bill of Sale (Record Title)
Schedule 10.2(a)(6)	—	Assignment and Bill of Sale (Operating Rights)
Schedule 11.6	—	Transition Agreement
Schedule 11.9	—	Marketing Contracts and Calls on Production
Schedule 11.11	—	Payout Balances

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into this the 15th day of May 2006, by and between NOBLE ENERGY, INC., a Delaware corporation (“Noble”), and COLDREN RESOURCES LP, a Delaware limited partnership (“Purchaser”).  Noble and Purchaser are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, Noble desires to sell to Purchaser, and Purchaser desires to purchase from Noble, certain oil and gas properties and related assets on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, Noble and Purchaser hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1                                 Purchase and Sale of Assets.  On the Closing Date, but effective as of 7:00 a.m. Central Time, March 1, 2006 (the “Effective Time”), subject to the terms and conditions of this Agreement, Noble agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and pay for, all of Noble’s right, title and interest in and to the following properties and related assets (collectively, the “Assets”):

(a)                                  The oil, gas and mineral leasehold estates described in Exhibit “A”, together with all of Noble’s rights in respect of any pooled, communitized or unitized acreage of which any such interest is a part (collectively, the “Leasehold Interests”);

(b)                                 (i) all wells, including, but not limited to, the wells described in Exhibit “A-1” (the “Wells”), equipment, pipelines, flowlines and facilities (including the platforms described on Exhibit “A-4” (the “Platforms”)), that are located on and used directly in connection with the production or treatment of oil and gas from the Leasehold Interests or that are located off the Leasehold Interests but used directly in connection with the production or treatment of oil and gas from the Leasehold Interests, (ii) all Hydrocarbon volumes attributable to the Leasehold Interests and produced on or after the Effective Time, (iii) to the extent same are assignable or transferable by Noble without restriction under Applicable Law or third-party agreements (without the payment of any funds or other consideration), all orders, contracts, agreements and other instruments (other than instruments subject or relating to attorney/client privilege, and production sales agreements with any Affiliates or divisions of Noble, which will be terminated effective as of the Closing Date), which are described in Exhibit “A-2” (collectively, the “Orders and Contracts”), (iv) to the extent same are assignable or transferable by Noble under Applicable Law or third-party agreements (without the payment of any funds or other consideration), all rights-of-way, easements, authorizations, permits and similar rights and interests that are used directly in connection with the operation of the Assets which are described in Exhibit “A-3”, and (v) all other rights, privileges, benefits, powers and obligations conferred or imposed upon the owner and holder of the Leasehold Interests; and

(c)                                  To the extent same are attributable or allocable to the Leasehold Interests and not subject or relating to attorney/client privilege or a third party restriction on disclosure and such restriction is not removed or otherwise satisfied, originals, to the extent available, or, if originals are not available to Noble, copies of the following records:  (i) lease and land records, (ii) development geological records, (iii) operations, production and engineering records, (iv) facility and well records, and (v) to the extent requested by Purchaser and to the extent Noble is reasonably capable of providing same, certain data base information, in each case excluding any exploration geological records, any geophysical data, any interpretive or forecast data, and any such records or data that are not assignable pursuant to the terms of Applicable Law or third party agreements (without the payment of any funds or other consideration) (collectively, the “Records”);

The Parties acknowledge that the Parties intend that, pursuant to this Agreement, Noble shall convey and Purchaser shall purchase, except for the Excluded Assets, any and all of Noble’s right, title, and interest in the leases described on Exhibit “A”, including all of Noble’s right, title and interest in and to all depths associated with the leases described on Exhibit “A”.

SAVE AND EXCEPT, and the Assets shall not include, the assets and properties described in Exhibit “B” and any other assets and properties excluded pursuant to the terms hereof (the “Excluded Assets”).

1.2                                 Entech Properties.  Pursuant to that certain Amended and Restated Participation Agreement dated December 27, 1993 by and between Noble (formerly known as Energy Development Corporation) and Entech Enterprises, Inc. (“Entech”), Noble assigned five percent (5%) of its interest in the properties identified on Exhibit “C” and Exhibit “C-1” to Entech.  Entech has not divested itself of its interest in said properties. Under the Amended and Restated Participation Agreement, in the event that Noble receives an offer from a third party to purchase all or a portion of its interest in the properties identified on Exhibit “C” and Exhibit “C-1”, Entech shall have the right to cause Noble to purchase Entech’s interest in such properties or cause said interest to be purchased on the same terms and conditions applicable to the sale of Noble’s interest.  Accordingly, upon execution of this Agreement, Noble will give Entech written notice of the proposed price and all of the pertinent terms and conditions of the proposed sale, and Noble shall promptly provide Purchaser with a copy of all correspondence sent to or received from Entech with respect thereto. Should Entech elect to sell its interests, Purchaser hereby agrees that it shall negotiate in good faith an agreement to purchase the Entech interests from Entech on the same terms and conditions applicable to the sale of Noble’s interest hereunder (proportionately reduced as is commensurate with the price to be paid for the Entech interests).  The Entech interest will be priced on the same basis as Noble’s interests and the purchase thereof will be subject to the same terms and conditions as Noble’s interests (proportionately reduced as is commensurate with the price to be paid for the Entech interests).

ARTICLE 2
PURCHASE PRICE

2.1                                 Purchase Price; Method of Payment; Deposit.

(a)                                  The purchase price for the Assets shall be $625,000,000 (the “Purchase Price”), which amount shall be adjusted as provided in Section 2.2.

(b)                                 All amounts required under this Article 2 to be paid by any Party to the other Party shall be made by wire transfer of immediately available funds to an account designated by the payee thereof, which designation shall be made not later than two (2) Business Days prior to the date such payment is due.

(c)                                  On May 16, 2006, Purchaser shall deliver to JPMorgan Chase Bank, N.A. (the “Escrow Agent”), an amount equal to $20,000,000, and Purchaser shall deliver an additional $30,000,000 to the Escrow Agent within twelve (12) Business Days after the date hereof pursuant to that certain letter guarantee of even date herewith from First Reserve Fund X, L.P. (collectively, the “Deposit”).

(d)                                 The Deposit shall be held by the Escrow Agent and distributed as follows:

(i)                                     if this Agreement is terminated by mutual consent of the Parties as provided in Section 12.1(a), the Deposit shall be returned by the Escrow Agent to Purchaser;

(ii)                                  if this Agreement is terminated by either Party pursuant to the termination right provided in Article 12 and at such time Noble has not performed in all material respects its obligations hereunder or has materially breached any representation and warranty, and has been unwilling or unable to perform, and Purchaser has performed, or has been willing and able to perform, in all material respects the obligations to be performed by it at or prior to Closing (and Noble’s failure is not due to a breach by Purchaser of its obligations hereunder), Purchaser shall have the right to have the Deposit returned by the Escrow Agent to Purchaser; or as an alternative to termination under Article 12, Purchaser shall have the right to specific performance;

(iii)                               if this Agreement is terminated by either Party pursuant to the termination right provided in Article 12 and at such time Noble has performed, or been willing and able to perform, in all material respects its obligations hereunder and Purchaser has been unwilling or unable to perform, or has materially breached any representation or warranty by Purchaser or failed to perform in all material respects the obligations to be performed by it at or prior to Closing (and Purchaser’s failure is not due to a breach by Noble of its obligations hereunder), Noble shall have the right to have the Deposit released by the Escrow Agent to Noble as liquidated damages, in which case Noble shall be free immediately to enjoy all rights of ownership of the Assets, and to sell, transfer, encumber or otherwise dispose of the Assets to any third party without restriction under this Agreement;

(iv)                              if this Agreement is terminated and neither Party is in material default hereunder, the Deposit will be returned by the Escrow Agent to Purchaser; and

(v)                                 if Closing occurs, Noble shall (or shall cause the Escrow Agent to) (A) if Noble has elected to effect a like-kind exchange pursuant to Section 2.4, (1) return the Deposit to Purchaser or (2) if Purchaser so directs in writing, transfer the Deposit to the qualified escrow/trust account or (B) if Noble has not elected to effect a like-kind exchange pursuant to Section 2.4, apply the Deposit towards the Purchase Price.

(e)                                  Purchaser and Noble will enter into a form of escrow agreement (the “Deposit Escrow Agreement”) simultaneously with the execution of this Agreement setting forth the specific terms regarding the Deposit, including directing the Escrow Agent to invest the Deposit in an interest-bearing account and providing that the Party entitled to receive the Deposit under this Agreement shall also be entitled to receive all interest earned thereon.

(f)                                    Purchaser further acknowledges and agrees that if Noble becomes entitled to the Deposit pursuant to the provisions of Section 2.1(d)(iii), Noble’s damages under such circumstances would be difficult to ascertain and Noble shall be entitled to liquidated damages in an amount equal to the Deposit.  Accordingly, the delivery to Noble of the Deposit as provided in Section 2.1(d)(iii) above shall be deemed to constitute the payment by Purchaser to Noble of such liquidated damages, but in no event shall such delivery of the Deposit as payment of liquidated damages constitute or be construed as a penalty.

2.2                                 Adjustments to Purchase Price.  The Purchase Price for the Assets shall be adjusted as follows (the resulting amount being herein referred to as the “Adjusted Purchase Price”):

(a)                                  The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

(i)                                     the amount of all expenses (net to Noble’s interest) incurred and paid or to be paid by or on behalf of Noble that are attributable to the ownership or operation of the Assets and to the period of time from and after the Effective Time, including without limitation, capital expenditures, royalties, ad valorem, property and similar taxes and assessments, severance, sales and production taxes (but excluding income taxes and franchise taxes), rentals and similar charges, amounts billed under applicable operating agreements and prepaid expenses, but excluding all costs and expenses associated with litigation for which Noble expressly retains liability in this Agreement as described in Section 11.4(c);

(ii)                                  the amount equal to the aggregate sum of the Allocated Value of each Asset designated with a negative value that is either (A) purchased by a holder of a preferential purchase right covering such Asset as contemplated in Section 3.9, (B) held back from the Closing pursuant to Section 3.9 or 3.10 or (C) excluded from this Agreement pursuant to Section 3.2(c) or Section 3.11;

(iii)                               an amount equal to the sum of four and 50/100 dollars ($4.50) per mcf, less royalties, overrides and taxes, that the total amount of net underproduction of the Assets reflect an Imbalance in excess of 2.1 bcf of gas; and

(iv)                              an amount equal to the sum of all amounts for which Noble is entitled to receive a Purchase Price increase pursuant to Section 3.1(f).

(b)                                 The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication):

(i)                                     the amount of all proceeds (net to Noble’s interest) earned and received or to be received by or on behalf of Noble (other than proceeds from the exercise by third parties of preferential rights to purchase all or any portion of the Leasehold Interests) that are attributable to the ownership or operation of the Assets from and after the Effective Time;

(ii)                                  an amount equal to the aggregate sum of the Allocated Value of each Asset designated with a positive value that is either purchased by a holder of a preferential purchase right covering such Asset as contemplated in Section 3.9 or held back from the Closing pursuant to Section 3.9 or 3.10;

(iii)                               an amount equal to the aggregate of the Title Defect Amounts, Environmental Defect Values and Damages for which Purchaser is entitled to receive as a Purchase Price reduction pursuant to Section 3.4;

(iv)                              an amount equal to the aggregate sum of the Allocated Value of each Asset designated with a positive value that is excluded from this Agreement pursuant to Section 3.2(c) or Section 3.11;

(v)                                 an amount equal to the Adjustment Amount referenced in Section 3.5;

(vi)                              an amount equal to the Defects Escrow Amount as provided in Section 3.6; and

(vii)                           an amount equal to the sum of four and 50/100 dollars ($4.50) per mcf, less royalties, overrides and taxes, that the Assets reflect an Imbalance of gas equal to the sum of (A) net underproduction of the Assets between or equal to .1 or 0 bcf of gas, and (B) any net overproduction of gas.

2.3                                 Payment and Calculation of Estimated Adjusted Purchase Price and Payment at Closing.

(a)                                  Noble shall prepare and deliver to Purchaser, at least five (5) “Business Days” (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, or Houston, Texas are required or authorized by law to be closed) prior to the Closing Date, Noble’s good faith estimate of the Adjusted Purchase Price to be paid at Closing to Noble (such estimated Adjusted Purchase Price being herein referred to as the “Estimated Adjusted Purchase Price”), together with a statement setting forth Noble’s good faith estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 2.2.  The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing.  In the event any estimated adjustment amounts are not agreed upon prior to Closing, then such disagreement shall be resolved as provided in Section 17.1.

(b)                                 At Closing, Purchaser shall pay to Noble (or to the qualified escrow/trust account if Noble has exercised its right to consummate this transaction as a like-kind exchange pursuant to Section 2.4) the Estimated Adjusted Purchase Price determined as set forth in Section 2.3(a), less an amount equal to the Deposit only if (i) Noble has not elected to effect a like-kind exchange pursuant to Section 2.4 or (ii) Noble has elected to effect a like-kind exchange pursuant to Section 2.4 and the Parties have directed the Escrow Agent to transfer the Deposit to the qualified escrow/trust account.

2.4                                 Like-Kind Exchange Option.

(a)                                  Noble and Purchaser hereby agree that Noble, in lieu of the sale of the Assets to Purchaser for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to §1031 of the Code.  In the event Noble assigns its rights under this Agreement pursuant to this Section 2.4, Noble agrees to notify Purchaser in writing of such assignment at or before Closing. If Noble assigns its rights under this Agreement pursuant to this Section 2.4, Purchaser agrees to (i) acknowledge Noble’s assignment of its rights in this Agreement in the form attached hereto as Schedule 2.4(a), and (ii) deposit the Estimated Adjusted Purchase Price with the qualified escrow or qualified trust account at Closing.

(b)                                 Noble hereby acknowledges that assignment of its rights pursuant to this Section 2.4 does not relieve Noble from any of its obligations under this Agreement.

2.5                                 Post-Closing Adjustment.  Within five (5) Business Days after the final determination of the Adjusted Purchase Price in accordance with Section 11.1, Purchaser shall pay to Noble or Noble shall pay to Purchaser, as the case may be, the amount by which such final Adjusted Purchase Price is greater than or less than, respectively, the Estimated Adjusted Purchase Price.

ARTICLE 3
TITLE AND ENVIRONMENTAL MATTERS

3.1                                 Title Due Diligence.

(a)                                  From the date of this Agreement until 5:00 p.m. Central Time on June 30, 2006 (the “Examination Period”), Noble shall afford Purchaser and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of Noble in order for Purchaser to conduct a title examination as it may choose to conduct with respect to the Assets in order to determine whether Title Defects exist (“Purchaser’s Title Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Noble or impede the efforts of Noble to comply with its other obligations under this Agreement.  Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of Noble, excluding, however, any information that Noble is prohibited from disclosing by bona fide, Third Party confidentiality restrictions (provided that Noble shall use its reasonable efforts to cause such restrictions to be removed with respect to Purchaser). The cost and expense of Purchaser’s Title Review, if any, shall be borne solely by Purchaser.  Prior to the Closing Date, Purchaser shall not contact any of the customers or suppliers of Noble or its working interest co-owners or operators in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Noble.

(b)                                 If Purchaser discovers any Title Defect affecting any of the Assets, Purchaser may notify Noble prior to the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by Noble prior to the expiration of the Examination Period, (iii) describe the Title Defect in detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset(s) affected by such Title Defect, and (v) include the value of such Title Defect as determined by Purchaser in good faith.  Subject to Sections 3.7, 3.9, 3.10, 4.11, 4.12, 4.16 and 4.17, any matters that may otherwise constitute Title Defects, but of which Noble has not been specifically notified by Purchaser in accordance with the foregoing, shall be deemed to have been waived by Purchaser for all purposes.  Upon the receipt of such effective Title Defect Notice from Purchaser, Noble shall have the option, in addition to the remedies set forth in Section 3.1(c), but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing.  The Asset affected by such uncured Title Defect shall be a “Title Defect Asset”.

(c)                                  With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be reduced, subject to Section 3.4, by the Title Defect Amount with respect to such Title Defect Asset.  The “Title Defect Amount” shall mean, with respect to a Title Defect Asset, the amount by which such Title Defect Asset is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i)                                     The Title Defect Amount with respect to a Title Defect Asset shall be determined by taking into consideration the “Allocated Value” (as set forth in Schedule 3.1(c) attached hereto) of the Asset (or the Wells associated therewith) subject to such Title Defect, the portion of the Asset subject to such Title Defect, and the legal effect of such Title Defect on the Asset (or the Wells or other property associated therewith) affected thereby; provided, however, that: (A) if such Title Defect is in the nature of Noble’s Net Revenue Interest in an Asset being less than the Net Revenue Interest set forth in Exhibit “A” or Exhibit “A-1” hereto, as the case may be, and the Working Interest remains the same, then the Title Defect Amount shall be equal to the Allocated Value for the relevant Asset (or the Wells associated therewith) multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect or (B) if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

(ii)                                  If the Title Defect results from any matter not described in clause (A) or (B) of Section 3.1(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Asset affected by such Title Defect with such Title Defect and the value of such Title Defect Asset without such Title Defect (taking into account the Allocated Value of the Title Defect Asset); and

(iii)                               If the Title Defect Asset has not been separately allocated an Allocated Value, but is part of an Asset or group of Assets which has or have an Allocated Value, then the Allocated Value of such Title Defect Asset shall be a fair and reasonable portion of the Allocated Value of such Asset or group of Assets which has or have an Allocated Value; and

(iv)                              In no event shall the Title Defect Amount related to a particular Asset exceed the Allocated Value, if any, of such Asset; and

(v)                                 The Title Defect Amount with respect to a Title Defect Asset shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.  For example, but without limitation, if a lien affects more than one Title Defect Asset or the curative work with respect to one Title Defect results in the curing of any other Title Defect affecting the same or another Title Defect Asset, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the Title Defect Assets so affected (in the ratios of the respective portions of the Purchase Price allocated to such Title Defect Assets) and the amount so allocated to a Title Defect Asset shall be included only once in the Title Defect Amount therefor.

(d)                                 As used in this Section 3.1:

(i)                                     “Defensible Title” means, as of the date of this Agreement and the Closing Date with respect to the Assets, such record title and ownership by Noble that: (A) entitles Noble to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit “A” or Exhibit “A-1”, as the case may be, as Noble’s Net Revenue Interest of all Hydrocarbons produced, saved and marketed from each Leasehold Interest and/or Well comprising such Asset as set forth in Exhibit “A”or Exhibit “A-1”, as the case may be, through plugging, abandonment and salvage of all Wells comprising or included in such Asset, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.1; (B) obligates Noble to bear not greater than the percentage set forth in Exhibit “A”, Exhibit “A-1” or Exhibit “A-4”, as the case may be, as Noble’s Working Interest of the costs and expenses relating to the maintenance, development and operation of each Leasehold Interest, Well and/or Platform comprising such Asset, through plugging, abandonment and salvage of all Wells and/or Platforms comprising or included in such Asset, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.1; (C) is free and clear of all Liens, except Permitted Encumbrances; (D) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement or any prior sale, assignment or the transfer of such Asset, have been obtained and complied with or waived to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Purchaser or Noble incurring any liability; and (E) with respect to those Assets for which there is no Net Revenue Interest and/or Working Interest expressed on Exhibit “A”, Exhibit “A-1” or Exhibit “A-4”, as the case may be, is defensible.

(ii)                                  “Permitted Encumbrances” shall mean (A) Liens for taxes which are not yet delinquent; (B) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Assets, which obligations are not yet due and pursuant to which Noble is not in default; (C) mechanic’s and materialman’s Liens relating to the Assets, which obligations are not yet due and pursuant to which Noble is not in default; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest or increase the Working Interest set forth in Exhibit “A”, Exhibit “A-1” or Exhibit “A-4”, as the case may be (without a proportionate increase in the corresponding Net Revenue Interest), or materially affect the value of any property encumbered thereby; (E) all approvals required to be obtained from Governmental Entities that are lessors under Leasehold Interests forming a part of the Assets (or who administer such Leasehold Interests on behalf of such lessors) which are customarily obtained post-closing; (F) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with the prior sale, assignment or the transfer of such Asset); and (G) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

(iii)                               “Title Defect” shall mean any particular defect in or failure of Noble’s ownership of any Asset: (A) that causes Noble to not have Defensible Title to such Asset, (B) that has attributable thereto a Title Defect Amount in excess of $100,000 and (C) regarding which a Title Defect Notice has been timely and otherwise validly delivered. Notwithstanding any other provision in this Agreement to the contrary, defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription shall not constitute and shall not be asserted a Title Defect.

(e)                                  If prior to Closing Noble and Purchaser are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable to such Title Defect, then the provisions of Section 3.5 shall apply.

(f)                                    If Noble determines (or should Purchaser, in the course of Purchaser’s Title Review, determine) that Noble’s Net Revenue Interest in an Asset is greater than the Net Revenue Interest set forth in Exhibit “A” or Exhibit “A-1” hereto, as the case may be, by more than $100,000 and the Working Interest remains the same, then the Parties agree that the

Purchase Price shall be increased in an amount equal to the Allocated Value for the relevant Asset multiplied by the percentage increase in such Net Revenue Interest.

3.2                                 Environmental Due Diligence.

(a)                                  Purchaser shall have the right, or the right to cause an environmental consultant acceptable to Purchaser in its sole discretion (“Purchaser’s Environmental Consultant”), to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Purchaser’s Environmental Review”). No less than three (3) Business Days prior to the proposed commencement date of Purchaser’s Environmental Review, Purchaser shall notify Noble of the commencement of Purchaser’s Environmental Review and shall coordinate the locations of such activities with Noble. The cost and expense of Purchaser’s Environmental Review shall be borne solely by Purchaser. No Person, other than Purchaser’s Environmental Consultant and Purchaser’s employees or representatives, may conduct Purchaser’s Environmental Review.  Noble shall have the right to have representatives thereof present to observe Purchaser’s Environmental Review conducted in Noble’s offices or on the Assets.  With respect to any samples taken in connection with Purchaser’s Environmental Review, Noble shall be permitted to take split samples. Purchaser agrees to conduct Purchaser’s Environmental Review in a manner so as not to unduly interfere with the business operations of Noble and in compliance with all Applicable Laws, and Purchaser shall exercise due care with respect to Noble’s properties and their condition.

(b)                                 Prior to the Closing, unless otherwise required by Applicable Law, Purchaser shall (and shall cause Purchaser’s Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Purchaser’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Purchaser shall not (and shall cause Purchaser’s Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Entity or other third party (other than to any of Purchaser’s shareholders, employees, lenders or representatives that agree to treat such information confidentially in accordance herewith) without the prior written consent of Noble, except to the extent required by Applicable Law.  Prior to the Closing, unless otherwise required by Applicable Law, Purchaser may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Purchaser, Purchaser’s Environmental Consultant, if applicable, or any third party to whom Purchaser has provided any Environmental Information in accordance with this Section 3.2(b) becomes legally compelled to disclose any of the Environmental Information, Purchaser shall provide Noble with prompt written notice and Noble may file a protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Purchaser shall deliver the Environmental Information to Noble, which Environmental Information shall become the sole property of Noble. At any time upon Noble’s written request to Purchaser, Purchaser shall provide copies of any report of Purchaser’s Environmental Consultant to Noble without charge.

(c)                                  If Purchaser or Purchaser’s Environmental Consultant, if applicable, discovers any Environmental Defect prior to the expiration of the Examination Period, Purchaser shall notify Noble prior to the expiration of the Examination Period of such alleged Environmental Defect.  To be effective, such notice (an “Environmental Defect Notice”) must

(i) be in writing; (ii) be received by Noble prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonable detail, including (A) the specific Asset affected by or associated with such Environmental Defect, (B) if applicable, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, (C) the written conclusion of Purchaser’s Environmental Consultant, if applicable, that an Environmental Defect is believed to exist, which conclusion shall be reasonably substantiated by the factual data gathered during Purchaser’s Environmental Review, and (D) if feasible and applicable, a separate, reasonably specific citation of the provisions of the Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) describe the procedures recommended to correct, eliminate or pay the Environmental Defect, together with any related recommendations from Purchaser’s Environmental Consultant, if applicable; and (v) set forth Purchaser’s good faith estimate of the Environmental Defect Value, including the basis for such estimate.  Subject to Noble’s representations and indemnity obligations herein, any matters that may otherwise constitute Environmental Defects, but of which Noble has not been specifically notified by Purchaser in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Purchaser for purposes of this Section 3.2.  Upon the receipt of effective notice from Purchaser, Noble shall have the option, in addition to the remedy set forth in Section 3.2(d), but not the obligation, to (x) attempt to cure such Environmental Defect at any time prior to the Closing, at the sole cost and expense of Noble or (y) exclude the Assets affected by such Environmental Defect from this Agreement and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value for such Assets if such Allocated Value is positive and increased by such Allocated Value for such Assets if such Allocated Value is negative.  If prior to Closing Noble and Purchaser are unable to reach an agreement as to whether an Environmental Defect exists or, if it does exist, the amount of the Environmental Defect Value attributable thereto, then the provisions of Section 3.5 shall be applicable.

(d)                                 If any Environmental Defect described in a notice delivered in accordance with Section 3.2 is not cured on or before the Closing, then the Purchase Price shall be reduced, subject to Section 3.4, by the Environmental Defect Value of such Environmental Defect.

(e)                                  As used in this Section 3.2:

(i)                                     “Environmental Defect” shall mean, with respect to any given Asset, a violation of Environmental Laws in effect as of the date hereof in the jurisdiction in which such Asset is located, an obligation under Environmental Laws to undertake within a reasonable period of time any corrective action on an Asset, or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of hazardous substances prior to the Closing Date (A) regarding which an Environmental Defect has been timely and otherwise validly delivered, and (B) that has an Environmental Defect Value attributable thereto in excess of $100,000.

(ii)                                  “Environmental Defect Value” shall mean, (A) the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, and (B) the amount of the Environmental Liabilities reasonably believed will be incurred or required to be paid by Noble and/or the Purchaser with respect thereto.  The Parties recognize that the calculation of an Environmental Defect Value may require the use of assumptions and extrapolations; however, it is acknowledged and agreed that any such assumptions and extrapolations will be consistent with the known factual information and reasonable in nature.

3.3                                 Notice of Breaches of Representations and Warranties Pre-Closing.  If, in the course of conducting its due diligence examination of Noble prior to Closing (other than in connection with Purchaser’s Title Review and Purchaser’s Environmental Review), Purchaser becomes aware of a breach of a representation and warranty made by Noble in this Agreement, Purchaser shall give Noble prompt notice of such breach, which notice shall (a) describe in detail the nature of the asserted breach and (b) specify the proposed Damages resulting from such asserted breach.  The Parties shall endeavor in good faith to agree upon whether any breach of a representation and warranty made by Noble, in this Agreement asserted by Purchaser is an actual breach and, if it is determined that there is an actual breach, the amount of the Damages attributable thereto.  If, however, the Parties are unable to reach an agreement, either on whether there is an actual breach or the amount of the Damages attributable thereto (as appropriate), the provisions of Section 17.1 shall be applicable.

3.4                                 Adjustments to Purchase Price for Title Defects, Environmental Defects and Breaches of Representations and Warranties.  Notwithstanding anything to the contrary contained in this Agreement: (i) if the aggregate of the Title Defect Amounts, Environmental Defect Values and Damages arising from a breach of a representation and warranty made by Noble (excluding the representation and warranty contained in Section 4.7(d)), each as determined in accordance with this Agreement, is less than or equal to ten million dollars ($10,000,000) (the “Deductible Amount”), then no adjustment of the Purchase Price shall be made therefor, and (ii) if the aggregate of the Title Defect Amounts, Environmental Defect Values and Damages arising from a breach of a representation and warranty made by Noble (excluding the representation and warranty contained in Section 4.7(d)), each as determined in accordance with this Agreement, is greater than the Deductible Amount, then the Purchase Price shall be adjusted downward by (a) the amount that the aggregate of such Title Defect Amounts, Environmental Defect Values and Damages exceeds the Deductible Amount and (b) the amount of Damages attributable to an actual breach of the representation and warranty contained in Section 4.7(d).

3.5                                 Deferred Claims and Disputes.  Subject to the terms of Section 3.9 and Section 3.10, in the event that the Parties are unable to reach an agreement prior to Closing as to whether (a) a Title Defect exists or, if it does exist, the Title Defect Amount attributable to such Title Defect or (b) an Environmental Defect exists or, if it does exist, the amount of the Environmental Defect Value attributable thereto, any such dispute or claim (a “Deferred Adjustment Claim”) shall be settled pursuant to this Section 3.5 and shall not prevent or delay Closing.  In no event shall any Title Defect Amount or Environmental Defect Value asserted by Purchaser as a Deferred Adjustment Claim exceed the amount asserted by Purchaser therefor prior to the end of the Examination Period.  With respect to each potential Deferred

Adjustment Claim, Purchaser shall deliver to Noble prior to Closing a written notice describing each such potential Deferred Adjustment Claim, Purchaser’s good faith estimate of the value attributable to such Deferred Adjustment Claim (the “Purchaser’s Estimate”) and a statement setting forth the facts and circumstances that support Purchaser’s position with respect to such Deferred Adjustment Claim and Purchaser’s Estimate.  An amount equal to Purchaser’s Estimate of any Deferred Adjustment Claims (the “Adjustment Amount”) shall be deducted from the Purchase Price otherwise payable at Closing and paid into the Defects Escrow with the Defects Escrow Agent pursuant to the terms of the Defects Escrow Agreement.  Any Adjustment Amount deposited into the Defects Escrow pursuant to this Section 3.5 will remain therein until released as provided in this Section 3.5.  On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), the Parties shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims.  Any Deferred Adjustment Claims which are not so resolved on or before the Deferred Matters Date may be submitted by either Party to final and binding arbitration in accordance with Section 17.1.  Notwithstanding anything herein provided to the contrary, including Section 3.6, Noble shall be entitled to cure any Title Defect which gives rise to a Deferred Adjustment Claim at any time prior to the point in time when a final and binding written decision of the Independent Expert is made pursuant to Section 17.1.  If the value of any Deferred Adjustment Claim determined under the final and binding written decision of the Independent Expert pursuant to Section 17.1 or the written agreement of Purchaser and Noble (the “Resolved Amount”) is less than or equal to the Adjustment Amount regarding such Deferred Adjustment Claim, then the Resolved Amount withheld in the Defects Escrow (together with interest thereon) shall be promptly released therefrom to Purchaser in accordance with the terms of the Defects Escrow Agreement and, to the extent applicable, the remaining amount withheld in the Defects Escrow with respect to such Deferred Adjustment Claim (the “Overheld Amount”) (together with interest thereon) shall be promptly released to Noble in accordance with the terms of the Defects Escrow Agreement.  Notwithstanding anything herein contained to the contrary, (x) in no event shall the Resolved Amount (less any interest earned thereon) be greater than Purchaser’s Estimate and (y) Purchaser shall pay to Noble an amount equal to the Agreed Rate on the Overheld Amount from the Closing Date until the date of payment.

3.6                                 Option to Cure Title Defects Post-Closing.

(a)                                  Notwithstanding anything herein to the contrary, if Noble is not able to cure a Title Defect on or prior to Closing, Noble shall have the option, by notice in writing to Purchaser on or before Closing, to attempt to cure such Title Defect (other than a Title Defect where a difference in the Net Revenue Interest and/or Working Interest causes Noble to not have Defensible Title) after the Closing (with any such Title Defect being called a “Post-Closing Defect”).  In such event, the transactions contemplated hereby will close as provided herein, but an amount equal to the Title Defect Amount for the Title Defect to which the Post-Closing Defect pertains (the “Defects Escrow Amount”) shall be deducted from the Purchase Price otherwise payable at Closing and paid into an escrow account (the “Defects Escrow”) established with a federally insured savings or banking institution mutually acceptable to Purchaser and Noble (the “Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form acceptable to the Defects Escrow Agent and reasonably acceptable to Purchaser and Noble (the

“Defects Escrow Agreement”). The amount deposited into the Defects Escrow with respect to a Post-Closing Defect will remain therein until released as provided in Section 3.6(b).

(b)                                 Purchaser will act in good faith and reasonably cooperate with Noble after the Closing to cure a Post-Closing Defect. If Noble and Purchaser mutually agree that a Post-Closing Defect has been cured, then within two (2) Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Noble in accordance with the terms of the Defects Escrow Agreement.  If Noble and Purchaser mutually agree that a Post-Closing Defect has been partially cured, then Noble and Purchaser shall mutually determine the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Purchaser to compensate it for the uncured portion thereof (together with interest earned thereon) and the remaining portion of such amount shall be released to Noble (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement.

(c)                                  If Noble and Purchaser mutually agree that a Post-Closing Defect has not been cured, then within two (2) Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Purchaser in accordance with the terms of the Defects Escrow Agreement.  If, at the end of the 180-day period commencing on the Closing Date (the “Cure Period”), Noble has been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Purchaser in accordance with the terms of the Defects Escrow Agreement.  If, at the end of the Cure Period, Noble and Purchaser are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 17.1.

3.7                                 Limited Warranty of Title.  The transfer of the Assets to Purchaser shall be without warranty of title of any kind whatsoever, express, implied or statutory, except that Noble does hereby bind and obligate itself and its successors and assigns to warrant and defend, subject to the terms hereof, to the Permitted Encumbrances and to any Title Defects asserted pursuant to Section 3.1, title to the Leasehold Interests set forth on Exhibit “A” hereto, including the Working Interests and Net Revenue Interests as reflected on Exhibit “A-1” for the particular Wells identified thereon (excluding, however, title to or any representation with respect to the contractual working interests and unit interests as reflected in Exhibit “A” and Exhibit “A-1”), unto Purchaser, its successors and assigns, against all persons lawfully claiming or to claim the same or any part thereof by, through or under Noble or its Affiliates, but not otherwise; provided, however, that Noble may offset any breach by Noble of the forgoing warranty by $100,000 and by any unused portion of the Deductible Amount.

3.8                                 Notices to Holders of Preferential Purchase Rights.  With respect to each party holding a preferential purchase right covering Leasehold Interests (a list of the affected Leasehold Interests is set forth in Schedule 4.12), upon execution of this Agreement, Noble shall promptly send to the holder of such preferential right a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Leasehold Interests and related Assets covered by such right on the terms hereof and based on the Allocated Value of such affected Leasehold Interests, subject to adjustments in price in the same manner that the Purchase Price is adjusted pursuant to Article 2 and Article 11 of this Agreement.

3.9                                 Exercise of Preferential Purchase Rights.

(a)                                  Noble shall use the Allocated Value (as set forth in Schedule 3.1(c)) to provide any required preferential right to purchase notifications to third parties based on the form of Preferential Purchase Right Election Letter attached hereto as Schedule 3.9 (the “Pref Right Notice”). If, within the time prescribed in the governing agreements, a holder of a preferential purchase right notifies Noble that it elects to exercise its rights with respect to an Asset to which its preferential purchase right applies (determined by and in accordance with the agreement in which the preferential purchase right arises), the Asset covered by that preferential purchase right will not be sold to the Party originally executing this Agreement as “Purchaser” (subject to the remaining provisions in this Article), and the Purchase Price will be reduced by the Allocated Value for such Asset if the Allocated Value is positive and increased by the Allocated Value for such Asset if the Allocated Value is negative.  However, in the event the transactions contemplated by this Agreement should fail to close, the holder of such preferential purchase right shall not be entitled to purchase thereunder.

(b)                                 If on the Closing Date any preferential purchase right applicable to an Asset and the transactions contemplated hereby has not been waived and the time to elect has not elapsed, such Asset(s) affected thereby shall be held back from the Assets to be conveyed to Purchaser at Closing (and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value for such Asset(s) if such Allocated Value is positive and increased by the Allocated Value for such Asset(s) if such Allocated Value is negative) and Closing with respect to the unaffected Assets shall proceed, and the Parties shall conduct a second closing with respect to the Asset(s) affected by such preferential purchase right within ten (10) days (or the next Business Day thereafter if such day is not a Business Day) after any such preferential purchase right has been waived or the time to elect has elapsed.  If such preferential purchase right has not been waived and the time to elect has not elapsed or has been exercised but not yet closed, within ninety (90) days after the Closing Date, the Asset(s) affected thereby, automatically and without need to amend this Agreement, shall be removed and excluded from this Agreement and Purchaser shall have no further rights or obligations with respect to the same.

3.10                           Consents to Assignment.  With respect to each party holding a consent to assign, upon execution of this Agreement, Noble shall promptly notify said parties of this Agreement and seek to obtain their consents to the assignments contemplated hereby.  If Noble fails to obtain a material consent set forth on Schedule 4.11, then, unless otherwise mutually agreed by Noble and Purchaser, any Asset or portion thereof subject thereto shall be held back from the Assets to be conveyed to Purchaser at Closing, and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value for such Asset (or portion thereof) if such Allocated Value is positive and increased by the Allocated Value for such Asset (or portion thereof) if such Allocated Value is negative.  In the event that such consent (with respect to an Asset or portion thereof excluded pursuant to this Section 3.10 is obtained within sixty (60) days following the Closing then within five (5) days thereafter, Purchaser shall purchase such Asset or portion thereof and pay to Noble the amount by which the Purchase Price was reduced with respect thereto and Noble shall assign to Purchaser such Asset or portion thereof pursuant to the applicable Assignment and Bill of Sale set forth in Section 10.2(a).

3.11                           Casualty Loss.  Subject to Sections 8.10 and 9.8, if after the date hereof and prior to the Closing any portion of the Assets shall be damaged or destroyed by a Casualty or taken in condemnation or the exercise of eminent domain, Noble shall promptly notify Purchaser of the Assets so affected and, in the event of a Casualty, Noble’s good faith estimate of the time and expense required to repair such damage or destruction.  Noble shall also elect by written notice to Purchaser at least five (5) Business Days prior to Closing either (a) in the event of a Casualty, to cause the Assets affected by such Casualty to be repaired or restored, at Noble’s sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing), (b) in the event of a Casualty, to indemnify Purchaser through a document reasonably acceptable to Purchaser against any costs and expenses that Purchaser reasonably incurs to repair the Assets subject to such Casualty or taking, (c) treat such Casualty or taking as a Title Defect with respect to the affected Assets or (d) exclude any Asset subject to such Casualty or taking from this Agreement and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value for such Asset (or portion thereof) if such Allocated Value is positive and increased by the Allocated Value for such Asset (or portion thereof) if such Allocated Value is negative.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NOBLE

Noble represents and warrants to Purchaser that:

4.1                                 Existence.  Noble is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the states or jurisdictions where the Assets are located.

4.2                                 Power.  Noble has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby.  No suit, action or other proceeding by a third party or a Governmental Entity is pending or threatened which seeks substantial damages from Noble in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.  Subject to applicable requirements under the HSR Act and to preferential purchase rights and restrictions on assignment of the type generally found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or other actions by Governmental Entities where the same are customarily obtained subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by Noble, and the transactions contemplated hereby, will not violate (a) any provision of the certificate of incorporation or bylaws of Noble, (b) any material agreement or instrument to which Noble is a party or by which Noble or any of the Leasehold Interests are bound, (c) any judgment, order, ruling, or decree applicable to Noble as a party in interest, or (d) any law, rule or regulation applicable to Noble.

4.3                                 Authorization.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Noble. This Agreement has been duly executed and delivered on behalf of Noble, and at the Closing all documents and instruments required hereunder to be executed and delivered by Noble shall have been duly executed and delivered.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Noble enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4                                 Brokers.  Noble has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement that will be the responsibility of Purchaser; and any such obligation or liability that might exist shall be the sole obligation of Noble.

4.5                                 Foreign Person.  Noble is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), Section 1445 and 7701 (i.e., Noble is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

4.6                                 Litigation.  Schedule 4.6 sets forth all claims, suits, actions and litigation by any Person pending by or before any Governmental Entity or to Noble’s Knowledge, threatened, in each case, against Noble in connection with the Assets or otherwise relating to the Assets and which are to be assumed by Purchaser.

4.7                                 Material Contracts.

(a)                                  Exhibit “A-2” sets forth all contracts of the type described below that are included in the Assets (collectively, the “Material Contracts”):

(i)                                     any contract that can reasonably be expected to result in aggregate payments of more than $100,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) that is not terminable without penalty on sixty (60) days or fewer notice during the current or any subsequent calendar year;

(ii)                                  any contract that can reasonably be expected to result in aggregate revenues to Noble of more than $500,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year;

(iii)                               any Hydrocarbon purchase and sale, transportation, processing or similar contract relating to or included in the Assets that is not terminable without penalty on sixty (60) days or less notice;

(iv)                              any contract that is an indenture, mortgage, loan, credit or sale-leaseback or similar financial contract;

(v)                                 any contract that constitutes a lease under which Noble is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Noble without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000; and

(vi)                              any Affiliate contract which will not be terminated prior to Closing and/or that is in effect from and after the Effective Date.

(b)                                 Except as set forth on Schedule 4.7 and except for such matters that would not have a Material Adverse Effect, there exist no defaults under any material contract listed on Exhibit “A-2” by Noble or, to Noble’s Knowledge, by any other Person that is a party to such contracts.  As soon as possible but in any event no later than June 1, 2006, Noble agrees to deliver or make available to Purchaser for its review copies of each contract to which the Assets are subject, including all contracts listed on Exhibit “A-2” and all amendments thereto.

(c)                                  No Asset shall be transferred to Purchaser at Closing subject to an existing hedge, forward sale, swap or similar contract, nor will the Purchase Price adjustments hereunder take into account the effects of any such contract.

(d)                                 Except for contracts and agreements that are excluded from this Agreement in connection with Assets held back pursuant to Sections 3.9 and Section 3.10, there are no contracts or agreements included in or affecting the Assets (including any contract or agreement listed in Exhibit “A-2”) that (i) could materially restrict the ability of Purchaser to use the Assets as currently used by Noble; or (ii) a reasonable and prudent Person engaged in the business of the ownership, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would not be willing to accept and that could result in liability or cost to Purchaser (excluding liabilities or costs arising from actions taken by Purchaser in the ordinary course of business after the Closing) in excess of $1,000,000 in the aggregate.

4.8                                 No Violation of Laws.  Except as set forth on Schedule 4.8, where Noble is the operator, and to Noble’s Knowledge in respect of Assets operated by others, the Assets are being operated in compliance with all laws, rules and regulations of any Governmental Entity applicable to such Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

4.9                                 Royalties, Etc.  Except as set forth on Schedule 4.9 and for such other items that are being held in suspense that will be transferred to Purchaser pursuant to Section 11.2, all royalties, overriding royalties and other burdens on production due with respect to the Assets have been paid.  Except for revenues for which Noble has the right to net or offset against costs or expenses owed to Noble, all revenues received by Noble or its Affiliates, in its or their capacity as operator of the Assets, for the sale of Hydrocarbons attributable to any joint working interest owner’s interests in the leases included in the Assets have been paid.

4.10                           Personal Property.  To Noble’s Knowledge, except as set forth in Schedule 4.10, all personal property equipment and fixtures constituting a part of the Assets are in a state of repair so as to be adequate for normal operations, except where such state of repair would not have a Material Adverse Effect.

4.11                           Consents.  Except for (a) consents set forth in Schedule 4.11, (b) Customary Post-Closing Consents, and (c) consents required to be obtained under contracts that are terminable upon not greater than sixty (60) days notice without payment of any fee, there are no consents required to be obtained by Noble from another Person to any assignment (in each case) that would be applicable in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement by Noble.

4.12                           Preferential Rights.  Except as set forth in Schedule 4.12, there are no preferential rights to purchase that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

4.13                           Current Commitments.  Schedule 4.13 sets forth all authorities for expenditures (“AFE”) relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts or any applicable joint operating agreement that require aggregate expenditures in excess of $250,000 for the particular individual operation or project (net to Noble’s interest) after the Effective Time.

4.14                           Environmental Orders/Notices.

(a)                                  Except as set forth in Schedule 4.14(a), with respect to the Assets, Noble has not entered into, or is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Entity in existence as of the date of this Agreement based on any Environmental Laws that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets.

(b)                                 Except as set forth in Schedule 4.14(b), Noble has not received and to Noble’s Knowledge, no operator of the Assets has received written notice from any Person of any release, disposal or incident concerning hazardous substances with respect to any land, facility, asset or property included in the Assets that:  (i) interferes with or prevents compliance by Noble with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) gives rise to or results in any common law or other liability of Noble to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect.

(c)                                  To Noble’s Knowledge, all material reports, studies, written notices from environmental Governmental Entities, tests, analyses, and other documents specifically addressing environmental matters related to Noble’s ownership or operation of the Assets, which are in Noble’s possession, have been made available to Purchaser.

4.15                           Gas Prepayment Arrangements; Take-or-Pay.  Except for Imbalances, Noble is not obligated by any gas prepayment arrangement, “take-or-pay” requirement or any other agreement with respect to the Assets to deliver any gas at a future time without then or thereafter receiving payment therefor.

4.16                           Production Taxes.  Except as disclosed in Schedule 4.16, all ad valorem, property, production, severance, and similar taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom that have become due and payable have been properly paid.

4.17                           Leases.  Except as set forth on Schedule 4.17, with respect to the Assets that are oil and gas leases (“Leases”) (but only to Noble’s Knowledge with respect to Leases not operated by Noble):

(a)                                  the Leases have been maintained according to their terms, in compliance with all material agreements to which the Leases are subject;

(b)                                 the Leases are presently in full force and effect; and

(c)                                  to the Knowledge of Noble, no other party to any Lease is in breach or default with respect to any of its material obligations thereunder.

4.18                           Well Status.  Except as set forth in Schedule 4.18, to Noble’s Knowledge, there are no wells located on the Leasehold Interests that:

(a)                                  Noble is currently obligated by law or contract to plug and abandon; or

(b)                                 have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Entity having jurisdiction over the Assets.

4.19                           Suspense.  Schedule 4.19 sets forth a list of all proceeds held in suspense by Noble on the date hereof that are attributable to the Leasehold Interests, a description of the source of such funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are owed.

4.20                           Additional Representations and Warranties.  Noble specifically and expressly includes in its representations and warranties to Purchaser contained in this Article 4, those representations and warranties included in Sections 3.7, 11.9 and 11.11.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Noble that:

5.1                                 Existence.  Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the states or jurisdictions where the Assets are located.

5.2                                 Power.  Purchaser has the power and authority to enter into and perform this Agreement and the transactions contemplated hereby.  No suit, action or other proceeding by a third party or a Governmental Entity is pending or threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.  Subject to applicable requirements under the HSR Act, and to rights to consent by, required notices to, and filings with or other actions by Governmental Entities where the same are customarily obtained subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not violate (a) any provision of the limited partnership agreement or other formation documents of Purchaser, (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) any law, rule or regulation applicable to Purchaser.

5.3                                 Authorization.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or partnership action (including all necessary approvals of any general partner of Purchaser) on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4                                 Brokers.  Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement which will be the responsibility of Noble; and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

5.5                                 Further Distribution.  Purchaser is not acquiring the Leasehold Interests with a view to, or for offer of resale in connection with, a non-exempt distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations pertaining to it or a distribution thereof in violation of any applicable securities laws.  Purchaser covenants that if in the future it should decide to dispose of any of its interest in the Assets, subject to any restriction on assignment set forth herein or in the assignments delivered by Noble to Purchaser at the Closing, Purchaser will do so only in compliance with any applicable federal and state securities laws.

5.6                                 Financial Statements.  To the extent available, Purchaser has heretofore delivered to Noble copies of Purchaser’s most recent audited financial statements and such financial statements, if any, present fairly the financial position, results of operations and changes in the financial position of Purchaser as of the dates, or for the periods, as applicable, indicated thereon, and such financial statements, if any, have been prepared in conformity with GAAP (except as otherwise noted therein). Since the date of such financial statements, if any, there has been no material adverse change in the financial condition of Purchaser.

5.7                                 Matters Affecting United States Minerals Management Service Approval.  Purchaser has no Knowledge of any matter or circumstance applicable to Purchaser that would preclude or inhibit unconditional United States Minerals Management Service (“MMS”) approval of the assignment of the Assets from Noble to Purchaser.

5.8                                 Purchaser Financing.  Purchaser has arranged to have available by the Closing, sufficient funds to enable it to pay in full the Purchase Price as herein provided.

5.9                                 Bankruptcy Proceedings.  There are no bankruptcy, reorganization, insolvency, or receivership actions pending, being contemplated by, or, to the Knowledge of Purchaser, threatened against Purchaser.

5.10                           Additional Representations and Warranties.  Purchaser specifically and expressly includes in its representations and warranties to Noble, those representations and warranties included in Section 17.18 and Section 17.20.

ARTICLE 6
PRE-CLOSING OBLIGATIONS OF NOBLE

6.1                                 Operations.  From the date of this Agreement until Closing (the “Interim Period”), except as otherwise approved by Purchaser (which approval shall not be unreasonably withheld), Noble (a) shall permit Purchaser to have access to those Assets operated by Noble and shall use reasonable efforts to provide Purchaser access to those Assets not operated by Noble (which access shall be subject to Section 7.4), (b) shall operate the Assets for which it is the operator in accordance with past practices, (c) shall exercise reasonable diligence in safeguarding and maintaining secure and confidential all geological maps, confidential reports and data in its possession relating to the Assets, (d) shall not transfer, sell, hypothecate, encumber or otherwise dispose of or encumber any of the Assets (other than Hydrocarbons in the ordinary course of business or as required in connection with the exercise by third parties of preferential rights to purchase any of the Assets), (e) shall maintain insurance now in force with respect to the Assets, (f) shall consult with Purchaser in relation to any expenditure regarding the Assets that exceeds $250,000, (g) before undertaking an operation or making a single expenditure in respect of the Assets to be in excess of Two Hundred Fifty Thousand Dollars ($250,000), and before conducting an operation to drill, sidetrack, deepen, complete, or recomplete a well (regardless of the estimated cost) on any of the Leasehold Interests, shall submit an AFE for the operation or expenditure to Purchaser for approval, (h) shall furnish an informational AFE to Purchaser for an operation or single expenditure estimated to cost $250,000 or less, but in excess of $100,000, if Noble prepares the same for its own use, and (i) shall notify Purchaser as soon as reasonably possible when it appears the cost of an operation will exceed the original AFE by more than twenty percent (20%), which notice shall be furnished to Purchaser as a supplemental AFE for informational purposes only and is not subject to Purchaser’s approval.  In addition, without the consent of Purchaser (which shall not be unreasonably withheld or delayed), during the Interim Period, Noble shall not (i) except with respect to matters retained by Noble pursuant to this Agreement, waive, compromise or settle any right or claim for an amount in excess of $250,000 regarding the Assets or which may reasonably be expected to have an adverse effect on the value of the Assets as a whole in excess of $250,000, (ii) except in connection with AFEs, incur obligations with respect to the Assets for which Purchaser would be responsible after the Effective Time, other than transactions (x) the costs of which do not exceed $250,000 individually and which are of a nature consistent with past practices employed by Noble with respect to the Assets, and/or (y) in connection with situations believed in good faith by Noble to constitute an emergency (in which case Noble’s obligation is limited to notifying Purchaser as soon as reasonably practicable of such emergency and obligations), (iii) except in connection with AFEs, commit to capital expenditures or the acquisition or construction of fixed assets for which Purchaser shall have financial responsibility in connection with the Assets in an amount individually in excess of $250,000, except in connection with situations believed in good faith by Noble to constitute an emergency (in which case Noble’s obligation is limited to notifying Purchaser as soon as reasonably practicable of such emergency and obligations), (iv) enter into a contract with an Affiliate of Noble or a contract with a term of greater than thirty (30) days (which contracts regard the Assets) unless it can be terminated without penalty on no more than thirty (30) days notice, or (v) terminate, or materially amend, or agree to terminate or materially amend, any of the Material Contracts, except renewals or extensions of such contracts on substantially the same terms.  If Purchaser fails to provide such approval with respect to the first sentence of this Section 6.1 or consent with respect to the second sentence of this Section 6.1 within ten (10) days (or such shorter period of time as may be reasonably required) of receiving Noble’s written request therefor, then Purchaser shall be deemed to have approved of or consented to the request set forth in such written notice.

6.2                                 HSR Act.  If applicable, Noble shall prepare and submit, in a timely manner, all necessary filings for Noble in connection with the transactions contemplated by this Agreement that may be required under the HSR Act and the rules and regulations thereunder.  Noble shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate with Purchaser in the preparation of such filings as are necessary and appropriate.

ARTICLE 7
PRE-CLOSING OBLIGATIONS OF PURCHASER

7.1                                 Confidentiality.  Purchaser shall cause (a) any information relating to the terms of the transactions contemplated hereunder and (b) the information and data furnished or made available by Noble to Purchaser and its officers, employees, representatives, Affiliates and potential financing sources in connection with this Agreement or Purchaser’s investigation of the Assets, in each case to be maintained in confidence and not to be used for any purpose other than in connection with this Agreement or Purchaser’s investigation of the Assets; provided, however, that the foregoing obligation shall terminate on the earlier to occur of (i) the Closing, (ii) such time as the information or data in question is disclosed to Purchaser by a third party that is not obligated to Noble to maintain same in confidence, or (iii) such time as the information or data in question becomes generally available to the oil and gas industry other than through the breach of the foregoing obligation.  The obligations of Purchaser under this Section 7.1 shall be in addition to, and not in lieu of, Purchaser’s obligations under the Confidentiality Agreement previously executed by Noble and First Reserve Corporation. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, Purchaser acknowledges and agrees that the terms and provisions of the Confidentiality Agreement shall not be superseded by the provisions of this Agreement, but shall continue in full force and effect until the Closing of the transactions described herein, at which time, such agreement shall automatically expire and be of no further force and effect.

7.2                                 Return of Data.  Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser shall, at Noble’s request, promptly return to Noble all information and data furnished by or on behalf of Noble to Purchaser, its officers, employees, representatives, Affiliates and potential financing sources, in connection with the Assets or Purchaser’s investigation of the Assets, and Purchaser shall deliver to Noble or destroy all copies, extracts or excerpts of such information and data and all documents generated by Purchaser that contain any portion of such information or data.

7.3                                 Notice of Certain Title Matters and Imbalance.  Purchaser shall notify Noble promptly (but in no event to exceed five (5) days) upon Purchaser’s discovery prior to Closing of a title benefit of the type described in Section 3.1(f) or of an Imbalance (in each case) resulting in an increase in the Purchase Price hereunder.

7.4                                 Indemnity Regarding Access.  PURCHASER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS NOBLE AND ITS AFFILIATES, AND ITS AND THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “NOBLE INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND REASONABLE ATTORNEYS’ FEES) (COLLECTIVELY “LOSSES”) IN CONNECTION WITH PERSONAL INJURIES, INCLUDING DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO THE PRE-CLOSING ACCESS OF PURCHASER, ITS AGENTS, EMPLOYEES, CONTRACTORS, PURCHASER’S ENVIRONMENTAL CONSULTANT AND OTHER REPRESENTATIVES TO THE ASSETS AND TO OTHER INFORMATION RELATING THERETO AS PERMITTED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH INJURIES, DEATH OR DAMAGES ARE CAUSED IN WHOLE OR PART BY THE SOLE, PARTIAL, CONCURRENT OR OTHER NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE NOBLE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT CAUSED BY ANY OF THE NOBLE INDEMNIFIED PARTIES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE INDEMNITY PROVIDED FOR BY THIS SECTION 7.4 CONSTITUTES AN AGREEMENT BY PURCHASER TO INDEMNIFY AND PROTECT THE NOBLE INDEMNIFIED PARTIES FROM THE CONSEQUENCES OF THEIR OWN NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT, REGARDLESS OF WHETHER SAME IS THE SOLE OR A CONCURRENT CAUSE OF THE INJURY, DEATH OR DAMAGE, EXCEPT AND TO THE EXTENT CAUSED BY ANY NOBLE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITH RESPECT TO THE NON-OPERATED ASSETS, PURCHASER FURTHER AGREES THAT ACCESS SHALL BE CONDITIONED UPON PURCHASER, ITS AGENTS, EMPLOYEES, CONTRACTORS OR OTHER REPRESENTATIVES EXECUTING APPROPRIATE BOARDING AGREEMENTS AS MAY BE REQUIRED BY THE OPERATOR OF ANY SUCH ASSETS.

7.5                                 HSR Act.  If applicable, Purchaser shall prepare and submit, in a timely manner, all necessary filings for Purchaser in connection with the transactions contemplated by this Agreement under the HSR Act and the rules and regulations thereunder.  Purchaser shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate with Noble in the preparation of such filings as are necessary and appropriate.

ARTICLE 8
NOBLE’S CONDITIONS OF CLOSING

Noble’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

8.1                                 Representations and Warranties.  The representations and warranties of Purchaser contained in Article 5 shall be true and correct, to the extent qualified by materiality, in all respects, and to the extent not so qualified, in all material respects, (in each case) as of the Closing Date as though made on and as of that date.

8.2                                 Performance.  Purchaser shall have performed in all material respects each of the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

8.3                                 Officer or Attorney-in-Fact Certificate.  Purchaser shall have delivered to Noble a certificate of an officer or attorney-in-fact, dated the date of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

8.4                                 Operatorship Forms.  Purchaser shall have executed and delivered to Noble such forms as may be required by any Governmental Entity having jurisdiction to evidence the change of operatorship from Noble to Purchaser on all Leasehold Interests constituting a part of the Assets that are operated by Noble.

8.5                                 Bonds.  Prior to Closing, Purchaser shall have delivered to Noble either: (a)(i) copies of any bonds, in form and substance and issued and executed by a surety satisfactory to Noble and the MMS, covering any Noble operated Leasehold Interests for which bonding is required under any Applicable Laws of any Governmental Entities having jurisdiction over the Assets; or (ii) a commitment by a surety satisfactory to Noble and the MMS to issue such bonds simultaneously with Closing; and (b) copies of any supplemental bonds required by the MMS, in form and substance and issued and executed by a surety satisfactory to Noble, sufficient to satisfy all plugging, abandonment and restoration obligations relating to the Assets.

8.6                                 Insurance.  Purchaser shall have procured insurance policies providing the coverage set forth in Schedule 8.6.

8.7                                 Certificate of Authority.  Purchaser shall deliver to Noble a Certificate of Authority dated as of the Closing Date, certifying that the execution, delivery and performance of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser and that the individual(s) executing the documents contemplated hereby have been duly and validly authorized to represent and bind the Purchaser in connection therewith.

8.8                                 Exemption Certificates.  If applicable, Purchaser shall provide Noble with properly executed exemption certificates or other documentation evidencing that the transfer of the Assets to Purchaser is exempt from applicable sales or similar taxes.

8.9                                 HSR Act.  The Closing shall be permitted to occur without violation of the HSR Act.

8.10                           Casualty Loss or Condemnation.  No portion of the Assets shall have been damaged or destroyed by a Casualty or taken in condemnation or under right of eminent domain where, in the event of a Casualty, the cost to repair, replace or restore the affected Assts (such cost not to exceed the Allocated Value of such affected Assets) to at least their condition prior to such Casualty exceeds 40% of the Purchase Price or, in the case of such taking, the Allocated Value of the affected Assets exceeds 40% of the Purchase Price.

8.11                           Purchase Price Adjustments.  The sum of the amounts by which the Purchase Price will be decreased pursuant to Section 2.2(b)(ii) and Section 2.2(b)(iii) (excluding any amounts attributable to a Casualty or taking described in Section 3.11 for which Purchaser is entitled to receive a Purchase Price reduction pursuant to Section 3.11) shall not be in excess of 25% of the Purchase Price.

ARTICLE 9
PURCHASER’S CONDITIONS OF CLOSING

Purchaser’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

9.1                                 Representations and Warranties.  The representations and warranties of Noble contained in Article 4 shall be true and correct, to the extent qualified by materiality, in all respects, and to the extent not so qualified, in all material respects, (in each case) as of Closing as though made on and as of that date.

9.2                                 Performance.  Noble shall have performed in all material respects each of the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

9.3                                 Officer or Attorney-in-Fact Certificate.  Noble shall have delivered to Purchaser a certificate of a corporate officer or attorney-in-fact, dated the date of Closing, certifying on behalf of Noble that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.

9.4                                 Litigation.  There shall be no legal or arbitration proceedings against Noble or involving the Assets, in either case with respect to which Noble has received service of process or other written notice, that reasonably is expected to materially and adversely affect the value of the Assets taken as a whole after the Effective Time.

9.5                                 Certificate of Authority.  Noble shall have delivered to Purchaser a Certificate of Authority dated as of the Closing Date certifying that the execution, delivery and performance of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Noble and that the individuals executing the documents contemplated hereby have been duly and validly authorized to represent and bind Noble in connection therewith.

9.6                                 Operatorship Forms.  Noble shall have executed and delivered to Purchaser such forms as may be required by any governmental authority having jurisdiction to evidence the change of operatorship from Noble to Purchaser on all Leasehold Interests constituting a part of the Assets that are operated by Purchaser.

9.7                                 HSR Act.  The Closing shall be permitted to occur without violation of the HSR Act.

9.8                                 Casualty Loss.  No portion of the Assets shall have been damaged or destroyed by a Casualty or taken in condemnation or under right of eminent domain where, in the event of a Casualty, the cost to repair, replace or restore the affected Assts (such cost not to exceed the Allocated Value of such affected Assets) to at least their condition prior to such Casualty exceeds 40% of the Purchase Price or, in the case of such taking, the Allocated Value of the affected Assets exceeds 40% of the Purchase Price.

9.9                                 Purchase Price Adjustments.  The sum of the amounts by which the Purchase Price will be decreased pursuant to Section 2.2(b)(ii) and Section 2.2(b)(iii) (excluding any amounts attributable to a Casualty or taking described in Section 3.11 for which Purchaser is entitled to receive a Purchase Price reduction pursuant to Section 3.11) shall not be in excess of 25% of the Purchase Price.

ARTICLE 10
CLOSING

10.1                           Time and Place of Closing.  Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur on June 30, 2006; provided, however, that if all of the conditions to Closing set forth in Articles 8 and 9 have not been satisfied or waived by such Time or any extended Time for Closing, the Party whose obligations are subject to the conditions that have not been satisfied or waived shall have the right to extend the Time of Closing for successive periods of up to seven (7) days each until such conditions shall have been satisfied or waived, subject to Section 12.1(d).  The Time Closing actually occurs is herein called the “Closing Date.”  The Closing shall be held at Fulbright & Jaworski L.L.P.’s offices in Houston, Texas, or at such other location as may be mutually agreed upon by Noble and Purchaser.

10.2                           Closing Obligations.  At the Closing, the following events shall occur:

(a)                                  Noble shall execute, acknowledge and deliver to Purchaser the Assignment and Bill of Sale in the form of (i) Schedule 10.2(a)(1) for the Assets located in the

State of Texas, (ii) Schedule 10.2(a)(2) for the Assets located in the State of Louisiana, (iii) Schedule 10.2(a)(3) for the Assets located in the State of Mississippi, (iv) Schedule 10.2(a)(4) for the Assets located in the State of Alabama, (v) Schedule 10.2(a)(5) for the offshore Assets in which Noble has record title, and (vi) Schedule 10.2(a)(6) for the offshore Assets in which Noble has operating rights.

(b)                                 Noble and Purchaser shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all parties paying for production to make payment to Purchaser of proceeds attributable to production after the Closing Date from the Leasehold Interests;

(c)                                  Purchaser shall make the payment(s) described in Section 2.3;

(d)                                 Noble shall execute and deliver a certificate certifying its non-foreign status in accordance with Treasury Regulations §1.1445-2(b);

(e)                                  Purchaser shall deliver the certificates referenced in Section 8.3, Section 8.7 and Section 8.8 and deliver a copy of the insurance coverage referenced in Section 8.6;

(f)                                    Noble shall deliver the certificates referenced in Section 9.3 and Section 9.5;

(g)                                 Purchaser and Noble shall execute and deliver the Transition Agreement described in Section 11.6; and

(h)                                 Purchaser and Noble shall execute such other instruments and take such other action as may be necessary to carry out their obligations under this Agreement.

10.3                           Post Closing Obligations.  Noble shall, as soon as is reasonably possible after the Closing, but in event within 30 Business Days thereafter, deliver to Purchaser, at Noble’s offices, the Records (it being understood and agreed that Noble shall be entitled to retain a copy of the Records and shall grant access to the Records to Purchaser until same are delivered to Purchaser).

ARTICLE 11
ADDITIONAL AGREEMENTS

11.1                           Calculation of Adjusted Purchase Price.  Within ninety (90) days after the Closing Date, Noble shall prepare in good faith, in accordance with this Agreement and with GAAP, and deliver to Purchaser a statement setting forth each adjustment to the Purchase Price required pursuant to Section 2.2 and showing the calculation of each such adjustment.  Within thirty (30) days after receipt of such statement from Noble, Purchaser shall deliver to Noble a written report containing all changes with explanations therefor that Purchaser proposes be made to such statement, it being agreed that Purchaser’s failure to deliver such report to Noble within such time period shall constitute acceptance by Purchaser of Noble’s statement.  From and after the expiration of such 30-day period, no additional changes to the statement provided by Noble shall be considered by the Parties.  If Purchaser has timely delivered such written report to Noble, the

Parties shall then undertake to agree on the items in dispute and the final Adjusted Purchase Price no later than thirty (30) days after the receipt by Noble of Purchaser’s statement of proposed changes.  Following the final determination of the Adjusted Purchase Price pursuant to this Section 11.1, Noble or Purchaser, as the case may be, shall make the payment required pursuant to Section 2.5.

11.2                           Suspended Funds.  Noble has provided to Purchaser a listing showing all proceeds from production attributable to the Leasehold Interests that are currently held in suspense and at the Closing Noble shall transfer to Purchaser such suspended proceeds. Purchaser shall be responsible for proper distribution of all such suspended proceeds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend and hold harmless Noble from and against any and all Losses arising out of or relating to such suspended proceeds.

11.3                           Receipts and Credits.  Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the Assets (a) for all periods of time subsequent to the Effective Time, shall be the sole property and entitlement of Purchaser, and, to the extent received by Noble, Noble shall fully disclose, account for and transmit same to Purchaser promptly and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Noble and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Noble promptly.  Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs and operational expenses, attributable to the Assets (i) for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Noble and Noble shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same and (ii) for periods of time subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Noble, promptly reimburse Noble for and hold Noble harmless from and against same.  Except to the extent same have already been taken into account as an adjustment to the Purchase Price, all uncollected accounts receivable as of the Closing Date attributable to the Assets after the Effective Time shall be assigned to Purchaser, and all uncollected accounts receivable as of the Closing Date attributable to the Assets prior to the Effective Time shall be retained by Noble.  It is understood and agreed that this Section 11.3 shall govern only the handling of revenues and expenses of operations.

11.4                           Assumption of Liabilities; Cross Indemnity.  If the Closing occurs, Noble and Purchaser agree as follows:

(a)                                  Subject to the other express terms and conditions of this Agreement, Purchaser hereby assumes and agrees to pay, perform and discharge the following liabilities and obligations (collectively, the “Assumed Obligations”):

(i)                                     Except for the matters covered by the terms of Section 11.4(a)(ii), Section 11.4(c) and Article 16, which shall control with respect to the matters covered thereby, Purchaser, from and after the Closing Date, hereby assumes and shall be responsible for and agrees to release, indemnify, defend and hold harmless the Noble Indemnified Parties from and against any and all Losses attributable to or arising out of the condition or operation of the Assets before, on or after the Closing Date (including, without limitation, with respect to damage to property, or injury to or death of persons, in each case occurring after the Closing Date but attributable in whole or in part to conditions or operations that existed or occurred before the Closing Date) including but not limited to Losses that are determined to be a result of or caused in whole or in part by any of the Noble Indemnified Parties’ violation of, failure to fulfill duties imposed by or incurrence of liability under Applicable Law, WITHOUT REGARD TO CAUSE OR ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF ANY OF THE NOBLE INDEMNIFIED PARTIES, OR ANY PREEXISTING DEFECT; provided however, that Noble shall release, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses arising out of or attributable to, either directly or indirectly, the condition or operation of the Assets at any time before the Closing Date to the extent and only to the extent that same are determined to be the result of or caused by Noble’s violation of, failure to fulfill duties imposed by or incurrence of liability under Applicable Law and further to the extent only that such Losses are the result of a Third-Party (“Third-Party” shall not include Purchaser’s officers, Affiliates, employees, contractors, agents, representatives or potential financing sources) claim, lawsuit or administrative proceeding that is filed, issued or commenced against Purchaser within three hundred sixty-five (365) days following the Closing Date.

(ii)                                  With respect to any and all Wells and facilities included in the Assets, including without limitation, wells and facilities currently in use, and wells and facilities that have been temporarily or permanently abandoned, Purchaser, from and after Closing, accepts sole responsibility for same and agrees to pay all costs and expenses associated with plugging and abandonment of all wells, decommissioning of all facilities included in the Assets, and clearing of sites and restoring seabeds associated with the Assets, and may not claim the fact that plugging and abandonment, decommissioning, site clearance or seabed restoration operations are not complete or that additional costs and expenses are required to complete plugging and abandonment, decommissioning, site clearance or seabed restoration operations as a breach of Noble’s representations and warranties under this Agreement or the basis for any other redress against Noble, and Purchaser (on behalf of Purchaser and its successors and assigns) irrevocably waives any and all claims they may have against Noble associated with the same.  PURCHASER, FROM AND AFTER THE CLOSING DATE, HEREBY RELEASES THE NOBLE INDEMNIFIED PARTIES FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY, AND HOLD THE NOBLE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, PLUGGING AND ABANDONMENT OF WELLS, DECOMMISSIONING OF FACILITIES, AND CLEARING OF SITES AND RESTORING SEABEDS ASSOCIATED WITH THE ASSETS, NO MATTER WHETHER ARISING BEFORE OR AFTER THE EFFECTIVE TIME. THIS INDEMNITY AND DEFENSE OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR

OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF ANY OF THE NOBLE INDEMNIFIED PARTIES, OR ANY PREEXISTING DEFECT.

(iii)                               Any and all obligations to make up, deliver or pay for Hydrocarbons under any gas balancing or similar arrangements affecting the Assets in respect of amounts owed thereunder by Noble as of the Effective Time.

(b)                                 EXCEPT FOR THE MATTERS COVERED BY SECTION 11.4(C) AND ARTICLE 16 (WHICH SHALL CONTROL WITH RESPECT TO THE MATTERS COVERED THEREBY), PURCHASER AGREES, FROM AND AFTER THE CLOSING DATE, TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE NOBLE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES THAT ARE ATTRIBUTABLE TO (I) THE ASSUMED OBLIGATIONS OR (II) A BREACH BY PURCHASER OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS HEREUNDER.

(c)                                  EXCEPT FOR THE MATTERS COVERED BY ARTICLE 16 (WHICH SHALL CONTROL WITH RESPECT TO THE MATTERS COVERED THEREBY), NOBLE AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER AND ITS AFFILIATES, AND ITS AND THEIR, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (THE “PURCHASER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES THAT ARE ATTRIBUTABLE TO (I) A BREACH BY NOBLE OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS HEREUNDER, (II) ANY LAWSUIT, CAUSE OF ACTION OR CLAIM, INCLUDING THE FIRST ITEM LISTED ON SCHEDULE 4.9, ASSERTED BY A THIRD-PARTY RELATING TO THE ASSETS THAT IS RECEIVED BY, OR FILED, ISSUED OR COMMENCED AGAINST, NOBLE OR ANY OF ITS AFFILIATES ON OR BEFORE THE CLOSING DATE, (III) THE OWNERSHIP OR OPERATION OF THE ASSETS BEFORE THE EFFECTIVE TIME OR (IV) THE EXCLUDED ASSETS, TO THE EXTENT ONLY THAT (A) PURCHASER PROVIDES NOBLE WITH A CLAIM NOTICE PRIOR TO THE EXPIRATION OF THE SURVIVAL PERIOD FOR THE APPLICABLE REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT, AND (B) SUCH LOSSES UNDER (III) ABOVE ARE DETERMINED TO BE THE RESULT OF OR CAUSED BY NOBLE’S VIOLATION OF APPLICABLE LAW OR FAILURE TO FULFILL DUTIES IMPOSED BY APPLICABLE LAW AND ONLY TO THE EXTENT THAT SUCH LOSSES ARE THE RESULT OF A THIRD-PARTY CLAIM, LAWSUIT OR ADMINISTRATIVE PROCEEDING THAT IS RECEIVED BY, OR FILED, ISSUED OR COMMENCED AGAINST, PURCHASER ON OR BEFORE THREE HUNDRED SIXTY-FIVE (365) DAYS AFTER THE CLOSING DATE.

(d)                                 The indemnity, defense and hold harmless obligations set forth in Sections 11.4(b) and (c) above shall not apply to (i) a claim for indemnification by a Party that relates to any amount or item for which such Party received credit as an adjustment to the Purchase Price pursuant to the provisions hereof and (ii) either Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby.

(e)                                  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(i)                                     To make claim for indemnification under this Agreement, the Party having the right to be indemnified (the “Indemnified Party”) shall notify the Party having the obligation to indemnify another Party or parties (the “Indemnifying Party”) of its claim, including the specific basis for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.4(e) shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend against the claim and then only to extent of such prejudice.  If the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(ii)                                  In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(iii)                               If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost, the Third Party Claim and the Indemnified Party may participate in any defense or settlement of such Third Party Claim.  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages paid by the Indemnifying Party).

(iv)                              If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost of the Indemnifying Party.  In such a case, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement of such Third Party Claim and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its liability for such Third Party Claim and (B) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(v)                                 In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (A) cure the Losses complained of, (B) admit its liability for such Losses or (C) dispute the claim for such Losses.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

(f)                                    Notwithstanding anything hereinabove to the contrary, at all times Noble expressly assumes and shall be responsible for and agrees to release, indemnify, defend and hold harmless Purchaser from and against any and all Losses attributable to interests in the nature of an overriding royalty interest, production payment, net profits interest or any other beneficial interest in oil and or gas production or proceeds or the Leasehold Interests which is or may be claimed by any individual that was or is an employee, officer, or director of Noble, its Affiliates, successors or predecessors (“Noble Internal ORRIs”); if the net cumulative effect of such burdens operates to reduce the Net Revenue Interest of Noble below the “Net Revenue Interest” or “NRI” set forth in Exhibit “A” and Exhibit “A-1” for such Leasehold Interest or Well.

11.5                           Imbalances.

(a)                                  All Imbalances (whether for overproduction by Noble or underproduction by Noble) shall pass to Purchaser as of the Effective Time, and except as provided in Section 2.2 and Section 11.5(b), Purchaser shall thereupon be entitled to and assumes all rights and obligations with respect to any and all such Imbalances.  Except as provided in Section 2.2 and Section 11.5(b), there shall be no amounts paid to or from either Party to the other as a Purchase Price adjustment or otherwise based on Imbalances.  Except as provided in Section 2.2 and Section 11.5(b), Purchaser from and after Closing accepts sole responsibility for and agrees to pay all costs and expenses associated with Imbalances associated with the Assets, and Purchaser (on behalf of Purchaser and its successors and assigns) irrevocably waives any and all claims it and they may have against Noble associated with the same; and PURCHASER FROM AND AFTER THE CLOSING DATE RELEASES NOBLE FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD NOBLE HARMLESS FROM AND AGAINST ANY AND ALL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, IMBALANCES ASSOCIATED WITH THE ASSETS, NO MATTER WHETHER ARISING BEFORE OR AFTER THE EFFECTIVE TIME. THIS INDEMNITY AND DEFENSE OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF NOBLE, OR ANY PRE-EXISTING DEFECT.

(b)                                 In the event Purchaser shall determine prior to Closing that Imbalances under Section 2.2(a)(iii) are in the excess of 2.1 bcf of gas or that Imbalances under Section 2.2(b)(vii) are in excess of .1 bcf of gas, then Purchaser shall promptly notify Noble of the amount of such excess.  Noble and Purchaser prior to the Closing Date shall endeavor to agree upon the amount of such excess Imbalances.  If the Parties shall have failed to agree thereupon by the Closing Date, the Purchase Price shall not be adjusted therefor and the matter shall be resolved by arbitration pursuant to Section 17.1.

11.6                           Transition Agreement.  Purchaser and Noble shall execute and deliver the Transition Agreement (in substantially the same form as Schedule 11.6) and Letters-in-Lieu as provided in the Transition Agreement on the Closing Date.

11.7                           Further Assurances.  After Closing, Noble and Purchaser agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

11.8                           Material Contracts.  If Closing occurs, Purchaser agrees to assume all of Noble’s obligations from and after the Effective Time relating to the Orders and Contracts, as well as Noble’s obligations under all leases, agreements, orders, instruments and documents relating to the Assets which are : (a) of record or which are referenced in documents of record or in any of the materials set forth on Exhibit “A-2” or (b) listed on an exhibit or schedule to this Agreement.

11.9                           Marketing Contracts and Calls on Production.  Except as disclosed on Schedule 11.9, Noble represents that (a) to Noble’s Knowledge, Noble is not a party to any contract for the sale and marketing of hydrocarbons produced from or attributable to the Assets which has a term in excess of thirty (30) days; and (b) there are no calls on, or other rights to purchase, Hydrocarbons produced from or attributable to the Assets, whether or not the same are currently being exercised.

11.10                     Gas Processing Arrangement.  Notwithstanding anything to the contrary contained herein, Noble shall retain its present ownership interest in all gas processing plants and facilities.

11.11                     Payout Balances.  Noble represents that the payout balances on Wells in which a reversionary interest is applicable are set forth on Schedule 11.11.

11.12                     Employee and Benefit Matters.

(a)                                  Prior to the expiration of fifteen (15) Business Days after the date hereof, Noble shall deliver to Purchaser a list of certain employees of Noble or its Affiliates who provide services primarily in connection with the Assets (such employees being collectively the “Business Employees”).  At the request of Purchaser, from and after the date Purchaser receives such list from Noble until five (5) Business Days prior to the Closing Date, Noble and such Affiliates shall make the Business Employees available to Purchaser at reasonable times to discuss potential employment with Purchaser or an Affiliate of Purchaser.  Purchaser or an Affiliate may offer employment (which shall be effective as of and contingent on the occurrence of the Closing) to each Business Employee at a base salary or hourly rate and employee benefits that are substantially similar to the current base salary or hourly rate of Purchaser or its Affiliate’s similarly situated employees and, unless otherwise agreed by the employee, to provide the same or substantially similar services and at the same location or locations of employment.  Each offer of employment to a Business Employee shall be consistent with the provisions of this Section 11.12(a).  On or before the date that is five (5) Business Days prior to the Closing Date, Purchaser shall notify Noble which Business Employees have accepted offers of employment with Purchaser or its Affiliate, and which Business Employees have rejected such offers of employment.  The employment with Purchaser or an Affiliate of Purchaser of each Business Employee who accepts such employment shall be effective as of the Closing Date.

(b)                                 To the extent that any obligations or liabilities under the Worker Adjustment and Retraining Notification Act or other similar state laws relating to plant or facility closings or otherwise regulating the termination of employment of employees arise as a consequence of the Transactions contemplated by this Agreement (collectively, “WARN Obligations”), the Parties hereby agree that Noble and its Affiliates shall be responsible for any WARN Obligations arising as a result of any employment losses of Business Employees occurring on or prior to the Closing Date, and Purchaser and its Affiliates shall be responsible for any WARN Obligations arising as a result of any employment losses of Business Employees occurring after the Closing Date.  Notwithstanding the foregoing, Purchaser shall make a sufficient number of offers of employment pursuant to Section 11.12(a) above such that if all such offers are accepted, the WARN Obligations would not apply to the transactions contemplated by this Agreement.

(c)                                  Purchaser shall cause each Business Employee who accepts an offer of employment made pursuant to Section 11.12(a) (a “Continuing Employee”) and such Continuing Employee’s eligible dependents (including all such Continuing Employee’s dependents covered immediately prior to the Closing Date by a group health plan maintained by Noble or its Affiliates) to be eligible to be covered under group health, prescription drug, dental and similar type welfare benefit plans maintained by Purchaser or an Affiliate of Purchaser for the benefit of its similarly situated employees that (i) provide benefits to the Continuing Employee and such eligible dependents effective immediately upon the Closing Date and (ii) credit such Continuing Employee, for the calendar year during which such coverage under such plans begin, with any deductibles and co-payments already incurred during such calendar year under plans that provide similar benefits maintained by Noble or its Affiliates.  Purchaser shall cause each group health plan sponsored by Purchaser or one of its Affiliates that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusions applicable to such Continuing Employee and his eligible dependents.

(d)                                 Purchaser shall cause the employee benefit plans and programs maintained after the Closing by Purchaser and its Affiliates for the benefit of its similarly situated employees to recognize and give credit for each Continuing Employee’s years of service and level of seniority prior to the Closing Date with Noble and its Affiliates (including service and seniority with any other employer that was recognized by Noble or its Affiliates) for purposes of terms of employment and eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan) and benefit determination under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans.

11.13                     Amendment of Schedules.  Noble may, from time to time, prior to the Closing, by written notice to Purchaser, supplement or amend the schedules and exhibits attached hereto (other than Exhibit “B” and Schedules 2.4(a), 3.1(c), 8.6, 10.2(a)(1)-(6) and 11.6) to include matters relating to Noble or the Assets that arises or occurs after the date hereof and does not result from a breach by Noble of Section 6.1; provided that such amendment shall be disregarded for the purposes of Section 9.1 and Section 12.1(c) to the extent that (a) the same would materially adversely affect Purchaser’s rights under this Agreement, or (b) result in an adjustment to the Purchase Price pursuant to Section 2.2.

11.14                     Gas Processing.  As a condition to Closing, at the Closing, Purchaser and Noble will enter into an agreement pursuant to which Noble or its Affiliates will provide to Purchaser (a) at no economic burden to Purchaser or its Affiliates (as the case may be) beyond that which Noble or its Affiliate bears as of the Effective Time, the right to process all the gas produced from the Assets at gas processing plants owned by Noble or its Affiliates or to which Noble or its Affiliates have the right to use (in each case) as of the Effective Time that were processing gas produced from the Assets as of the Effective Time, such right being subject to the processing capacity at such plants in existence as of the Effective Time (subject further to annual equity re-determination at such plants) and to all obligations to process gas at such plants under commitments or agreements in existence as of the Effective Time, (b) at no economic burden to Purchaser or its Affiliates (as the case may be) beyond that which Noble or its Affiliate bears as of the Effective Time, the right to cause all the gas produced from the Assets to be separated at separation facilities owned by Noble or its Affiliates or to which Noble or its Affiliates have the right to use (in each case) as of the Effective Time that were separating gas produced from the Assets as of the Effective Time, such right being subject to the capacity at such facilities as of the Effective Time (subject further to annual equity re-determination at such plants) and to all obligations to separate gas at such facilities under commitments or agreements in existence as of the Effective Time, and (c) the right to use shore-based facilities supporting the operations of the Assets at market rates.  Such agreement shall also contain such other terms and conditions as the Parties may mutually agree.

11.15                     Description of Parties’ Intent.  The Parties acknowledge that (a) it is the intent of the Parties that Noble sell to Purchaser and that Purchaser purchase all of the assets owned by Noble for the ownership and operation of the Leasehold Interests except for the Excluded Assets, and (b) the exhibits attached to this Agreement describing the Assets may incorrectly describe or omit to describe such assets.  The Parties acknowledge that such exhibits (and subject to Section 11.13, the schedules) will be updated from time to time in connection with Purchaser’s due diligence and so as to correctly reflect the Parties’ intent as stated above.

ARTICLE 12
TERMINATION

12.1                           Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated:

(a)                                  At any time at or prior to Closing by mutual consent of Noble and Purchaser;

(b)                                 by Noble, at Noble’s option, if any of the conditions set forth in Article 8 have not been satisfied on or before the Closing Date and such conditions remain unsatisfied for a period of ten (10) days following written notice thereof from Noble to Purchaser (with the Closing Date being extended until the expiration of such cure period or the satisfaction of such conditions, whichever is earlier);

(c)                                  by Purchaser, at Purchaser’s option, if any of the conditions set forth in Article 9 have not been satisfied on or before the Closing Date and such conditions remain unsatisfied for a period of ten (10) days following written notice thereof from Purchaser to Noble (with the Closing Date being extended until the expiration of such cure period or the satisfaction of such conditions, whichever is earlier); or

(d)                                 by Noble or Purchaser if the Closing shall not have occurred on or before July 31, 2006;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

12.2                           Effect of Termination.  If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 7.1, 7.2, 7.3, 7.4, 12.2, 17.2 through 17.10, 17.12, 17.13 and 17.15, which shall survive such termination and continue in full force and effect and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of this Agreement; provided that if Noble is entitled to the Deposit as liquidated damages pursuant to Article 2, then such retention shall constitute full and complete satisfaction of any and all damages and remedies Noble may have against Purchaser.

ARTICLE 13
TAXES

13.1                           Apportionment of Ad Valorem and Property Taxes.  All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets with respect to the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Noble and Purchaser.  The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period on which the Effective Time occurs. If Noble is the owner of record on the assessment date, then Purchaser shall pay to Noble Purchaser’s pro rata portion of Property Taxes within thirty (30) days after receipt of Noble’s invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to Section 2.2. If Purchaser is the owner of record as of the assessment date then Noble shall pay to Purchaser Noble’s pro rata portion of Property Taxes within thirty (30) days after receipt of Purchaser’s invoice therefor.

13.2                           Sales Taxes.  The Purchase Price provided for hereunder excludes any sales taxes or other taxes required to be paid in connection with the sale of the Assets pursuant to this

Agreement.  Purchaser, however, shall be liable for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement.  Noble shall, in accordance with Applicable Law, collect and remit any sales, gross receipts and similar taxes that are required to be paid as a result of the transfer of the Assets by Noble to Purchaser.

13.3                           Other Taxes.  All taxes (other than income and franchise taxes) attributable to the Assets that are imposed on or with respect to the production of Hydrocarbons or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the Parties based upon the respective shares of production taken by the Parties. All such taxes that have accrued with respect to the period prior to the Closing Date have been or will be properly paid or withheld by Noble (although such taxes for the period between the Effective Time and the Closing Date will be taken into account as an adjustment to the Purchase Price pursuant to Section 2.2(a)) and all statements, returns, and documents pertinent thereto have been or will be properly filed.  Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes which have accrued after the Closing Date and for filing all statements, returns, and documents incident thereto.

13.4                           Cooperation.  Each Party shall provide the other Party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other Party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction. Each Party shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes.  Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any tax return or other confidential tax information.  Except where disclosure is required by Applicable Law, any information obtained by a Party pursuant to this Section 13.4 shall be kept confidential by such Party, except to the extent disclosure is required in connection with the filing of any tax returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction.

ARTICLE 14
DOCUMENT RETENTION

14.1                           Inspection.  As used in this Article 14, “Documents” shall mean all files, documents, books, data and records delivered to Purchaser by Noble pursuant to the provisions of this Agreement, including, but not limited to:  financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets during the Interim Period.  Subject to the provisions of Section 14.2, Purchaser agrees that the Documents shall be open for inspection by representatives of Noble at reasonable times and upon reasonable notice during regular business hours for a period of 10 years following the date of Closing (or for such longer period as may be required by law or governmental regulation), and that Noble may during such period at its expense make such copies thereof as it may reasonably request.

14.2                           Destruction.  For a period of 10 years after the date of Closing (or for such longer period as may be required by Applicable Law), Purchaser shall not destroy or give up possession of any original or final copy of the Documents without first offering Noble the opportunity (by delivery of written notice to Noble as provided in Section 17.7, with an additional copy of such notice delivered to the attention of Noble’s Tax Department), at Noble’s expense (without any payment to Purchaser), to obtain such original or final copy or a copy thereof.  After the conclusion of such period, Purchaser shall offer to deliver to Noble, at Noble’s expense (without any payment to Purchaser), the Documents prior to destroying same.

ARTICLE 15
INDEPENDENT INVESTIGATION AND DISCLAIMER

15.1                           Independent Investigation and Disclaimer.  Purchaser acknowledges that (a) it has had access to the Assets and the employees of Noble and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Assets and upon the express representations, warranties, covenants and agreements set forth in this Agreement.  Accordingly, Purchaser acknowledges that, except as expressly set forth herein, Noble has not made, AND NOBLE HEREBY EXPRESSLY DISCLAIMS AND NEGATES, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (i) THE CONDITION OF, OR FIELD OR ADMINISTRATIVE PRACTICES INVOLVING, THE ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION, OR THE CALCULATION OR PAYMENT OF ROYALTY OR SIMILAR OBLIGATIONS), (ii) ANY INFRINGEMENT OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, OR (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF NOBLE (INCLUDING, WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL, GEOPHYSICAL AND SEISMIC DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER THE EFFECTIVE TIME AND THE ABILITY OF PURCHASER TO BECOME OPERATOR OF THE ASSETS UNDER THE APPLICABLE OPERATING AGREEMENT); AND PURCHASER WILL HAVE SOLE RESPONSIBILITY FOR ANY ACTION TAKEN BY PURCHASER, OR BY OTHERS RELYING ON PURCHASER’S ADVICE, IN CONNECTION WITH THE OWNERSHIP OR OPERATION OF THE ASSETS AFTER THE CLOSING DATE OR BASED ON THE GEOLOGICAL MAPS, RECORDS, LOGS AND OTHER DATA, IF ANY, TRANSFERRED OR MADE AVAILABLE UNDER THIS AGREEMENT; provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations and warranties of Noble set forth in Article 4 hereof. As used in this Section 15.1, “Noble” shall include Noble’s agents and representatives.

ARTICLE 16
ENVIRONMENTAL INDEMNITY

16.1                           Physical and Environmental Conditions.  Purchaser agrees and acknowledges that (a) it has had, access to and the opportunity to inspect the Assets for all purposes, including, without limitation, the purposes of determining environmental compliance and detecting the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards, naturally occurring radioactive materials (NORM) and produced water contamination of the surface and/or subsurface, (b) subject to Purchaser’s remedies hereunder, it has satisfied itself as to the physical and environmental condition of the Assets, both surface and subsurface, and their method of operation and environmental compliance and except as set forth herein, and Purchaser agrees to accept an assignment of the Assets at Closing on an “AS IS, WHERE IS” basis, “WITH ALL FAULTS” and (c) except for Noble’s representations and warranties set forth in this Agreement, in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Assets and the records related thereto.

16.2                           General Environmental Indemnity.  If the Closing occurs, except as provided in the last clause of this Section 16.2 and without limiting Noble’s representations and warranties set forth in this Agreement or Purchaser’s obligations under Section 11.4, Purchaser from and after the Closing Date hereby assumes and shall be responsible for and agrees to RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE NOBLE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES ATTRIBUTABLE TO ENVIRONMENTAL COMPLIANCE, DAMAGE TO PROPERTY, INJURY TO OR DEATH OF PERSONS OR OTHER LIVING THINGS, NATURAL RESOURCE DAMAGES, CERCLA RESPONSE COSTS, ENVIRONMENTAL REMEDIATION AND RESTORATION COSTS, OR FINES OR PENALTIES (COLLECTIVELY, “ENVIRONMENTAL CLAIMS”) ARISING OUT OF OR ATTRIBUTABLE TO, IN WHOLE OR IN PART, EITHER DIRECTLY OR INDIRECTLY, THE ENVIRONMENTAL CONDITION OR COMPLIANCE OF THE ASSETS AT ANY TIME BEFORE, AT OR AFTER THE CLOSING DATE (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS RELATING TO ANY CONDITION EXISTING ON, IN OR UNDER, OR RESULTING FROM OPERATION OF, THE ASSETS AT ANY TIME BEFORE, AT OR AFTER THE CLOSING DATE) THAT IS DETERMINED TO BE A RESULT OF OR CAUSED IN WHOLE OR IN PART BY NOBLE’S VIOLATION OF, FAILURE TO FULFILL DUTIES IMPOSED BY OR INCURRENCE OF LIABILITY UNDER, ANY ENVIRONMENTAL LAWS OR UNDER ANY PRINCIPLE OF COMMON LAW RELATING TO DUTIES TO PROTECT OR NOT UNDULY DISTURB HUMAN HEALTH OR ENVIRONMENTAL QUALITY; PROVIDED, HOWEVER, THAT NOBLE SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE PURCHASER INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIM ARISING OUT OF OR ATTRIBUTABLE TO, IN WHOLE OR IN PART, EITHER DIRECTLY OR INDIRECTLY, THE ENVIRONMENTAL CONDITION OR COMPLIANCE OF THE ASSETS AT ANY TIME BEFORE THE CLOSING DATE THAT IS DETERMINED TO BE THE RESULT OF OR CAUSED IN WHOLE OR IN PART BY NOBLE’S VIOLATION OF, FAILURE TO FULFILL DUTIES IMPOSED BY OR INCURRENCE OF LIABILITY UNDER, ANY ENVIRONMENTAL LAWS (AS IN EFFECT ON THE EFFECTIVE TIME) OR UNDER ANY

PRINCIPLE OF COMMON LAW (AS IN EFFECT ON THE EFFECTIVE TIME) RELATING TO DUTIES TO PROTECT OR NOT UNDULY DISTURB HUMAN HEALTH OR ENVIRONMENTAL QUALITY (OTHER THAN ANY SUCH CLAIMS RESULTING FROM OR ATTRIBUTABLE IN WHOLE OR IN PART TO CONDITIONS OR OPERATIONS DISCLOSED IN THE ENVIRONMENTAL REPORTS OR KNOWN TO PURCHASER AS OF THE DATE HEREOF), TO THE EXTENT THAT (A) SUCH CLAIM HAS BEEN FINALLY DETERMINED IN A THIRD-PARTY LAWSUIT OR ADMINISTRATIVE PROCEEDING OR ORDER THAT IS RECEIVED BY, OR FILED, ISSUED OR COMMENCED AGAINST, PURCHASER WITHIN SIXTY (60) DAYS FOLLOWING THE CLOSING DATE AND (B) THE LOSSES RESULTING FROM SUCH CLAIM EXCEED $100,000 AND ANY UNUSED PORTION OF THE DEDUCTIBLE AMOUNT.

ARTICLE 17
MISCELLANEOUS

17.1                           Dispute Resolution.

(a)                                  Each Party shall have the right to submit claims, disputes, controversies or other matters in question arising out of the matters covered by Article 3 (including the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, as applicable) (“Disputes”), to an independent expert appointed in accordance with this Section 17.1(a) (the “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of Noble and Purchaser from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules.  Disputes to be resolved by an Independent Expert (other than those relating to the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, as applicable, which shall be resolved in accordance with the procedures set forth in Section 17.1(c)) shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 17.1(b). The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances.  The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(b)                                 Any Dispute that is not resolved pursuant to other mutually agreed procedures and rules pursuant to Section 17.1(a) (other than those relating to the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, as applicable, which shall be resolved in accordance with the procedures set forth in Section 17.1(c)) shall be settled exclusively and finally by arbitration in accordance with the procedures set forth in this Section 17.1(b).

(i)                                     Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement.  The validity, construction, and interpretation of this Section 17.1(b), and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the Independent Expert.  The arbitration administered by the Independent Expert shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), except as expressly provided otherwise in this Agreement.  The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1,000,000, optional rules for large and complex cases.

(ii)                                  The Independent Expert shall permit and facilitate such discovery as he/she determines is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.  Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefor.  The Independent Expert may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(iii)                               All arbitration proceedings hereunder shall be conducted in Houston, Texas or such other mutually agreeable location.

(iv)                              In deciding the substance of the Dispute, the Independent Expert shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction).  Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(v)                                 The Parties shall request the Independent Expert to conduct a hearing as soon as reasonably practicable after appointment and to render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable after the final hearing. The Parties shall instruct the Independent Expert to impose time limitations he/she considers reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each Party for the presentation of its case and rebuttal. The Independent Expert shall actively manage the proceedings as he/she deems best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation.  To provide for speed and efficiency, the Independent Expert may: (A) limit the time allotted to each Party for presentation of its case; and (B) exclude testimony and other evidence they deem irrelevant or cumulative.

(vi)                              Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly agree that the Independent Expert shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules.

(vii)                           The Parties shall request that final decision of the Independent Expert be in writing, be as brief as possible, set forth the reasons for such final decision, and if the Independent Expert awards monetary damages to either Party, contain a certification by the Independent Expert that they have not included any consequential, incidental, special, treble, exemplary or punitive damages.  To the fullest extent permitted by Applicable Law, the arbitration proceeding and the Independent Expert’s decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the Independent Expert to likewise maintain such matters in confidence.

(c)                                  In the event of any dispute relating to the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, the Parties shall promptly negotiate in good faith in attempt to resolve such Dispute.  In the event the Parties are unable to resolve such Dispute the parties shall promptly select an Independent Expert and each Party shall present a written statement of its position with respect to such Dispute and any supporting documentation to the Independent Expert within ten (10) days after the Independent Expert is selected.  The Independent Expert shall conduct such investigation as he deems reasonably necessary or appropriate and make a determination with respect to such Dispute within twenty (20) days of receipt of such position statements.

(d)                                 The fees and expenses of the Independent Expert shall be borne equally by Noble and Purchaser, but the decision of the Independent Expert may include such award of the Independent Expert’s fees and expenses and of other costs and attorneys’ fees as the Independent Expert determines appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the losing Party in the arbitration).

(e)                                  The decision and award of the Independent Expert shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

17.2                           Governing Law.  This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

17.3                           Entire Agreement.  This Agreement, including all exhibits attached hereto and made a part hereof, together with the Confidentiality Agreement, the Defects Escrow Agreement and the Deposit Escrow Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to same.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

17.4                           Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.5                           Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

17.6                           Assignment.

(a)                                  Noble hereby consents to an assignment or other transfer by Purchaser of its rights under this Agreement or any of the Assets, it being understood, however, that any such transfer by Purchaser shall not relieve Purchaser of any accrued and/or future liabilities or obligations hereunder or arising out of or incident to this Agreement and the transactions contemplated hereby unless Noble has discharged Purchaser expressly and in writing, and Purchaser shall be and shall remain jointly and severally (or solidarily if Louisiana law is determined to apply) liable with its transferee for the full and faithful performance of all accrued and/or future obligations and satisfaction of all accrued and/or future liabilities under this Agreement and/or arising out of or incident to the transactions contemplated hereby.

(b)                                 Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.7                           Notices.  Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt.  Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the parties shall be as follows:

For Noble:

Noble Energy, Inc.

100 Glenborough, Suite 100

Houston, Texas 77067

Attn: Shawn E. Conner

Telecopy No.:  281/872-3358

Telephone No.: 281/872-3138

With a copy to:

Noble Energy, Inc.

100 Glenborough, Suite 100

Houston, Texas 77067

Attn: Aaron G. Carlson

Telecopy No.:  281/872-3115

Telephone No.: 281/872-3354

For Purchaser:

Coldren Resources LP

228 St. Charles Ave., Suite 724

New Orleans, LA 70130

Attn: Clint Coldren

Telecopy No.: 504-569-3331

Telephone No.:504-569-3300

With a copy to:

First Reserve Corporation

600 Travis, Suite 6000

Houston, Texas 77002

Attn: Hardy Murchison and Craig Jarchow

Telecopy No.: (713) 224-0771

Telephone No.:(713) 227-7890

First Reserve Corporation

One Lafayette Place

Greenwich, CT 06830

Attn: Thomas R. Denison

Telecopy No.: (203) 625-8520

Telephone No.:(203) 625-2520

and

SPN Resources, L.L.C.

2202 Oil Center Court, Suite 200

Houston, TX 77073-3333

Attn:  Greg Miller

Telecopy No.: 281-784-7949

Telephone No.: 281-784-7948

Each Party shall have the right, upon giving ten (10) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

17.8                           Expenses.  Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by it in connection with the transactions contemplated hereunder (including, without limitation, fees and expenses of its own counsel and consultants).  Purchaser shall pay for all documentary, filing and recording fees required in connection with the filing and recording of the Assignments and Bills of Sale, Assignments of Record Title and Assignments of Operating Rights delivered by Noble to Purchaser at Closing.  Within forty-five (45) days following Closing, Purchaser shall furnish Noble with a statement setting forth the recording information for each county or parish wherein such Assignments and Bills of Sale were recorded.

17.9                           Severability.  If any term, phrase or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law or public policy, all other terms, phrases and provisions of this Agreement shall nevertheless remain in full force and effect and this Agreement shall be interpreted so as to give effect to the original intent of the Parties as closely as possible so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

17.10                     Publicity.  Noble and Purchaser shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by, or pursuant to, Applicable Law or the applicable rules or regulations of any Governmental Entity or stock exchange on which shares of such Party or any of its Affiliates are listed, neither Party shall issue any publicity or other release without the prior written consent of the other Party.

17.11                     Use of Noble’s Name.  As soon as practicable after the Closing, Purchaser shall remove or cause to be removed the names and marks used by Noble and all variations and derivatives thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos.  In the event Purchaser has not completed such removal within sixty (60) days after Closing, Noble shall have the right but not the obligation to complete such removal or cause such removal to be completed at Purchaser’s cost and expense.

17.12                     Consequential Damages.  The Parties waive any rights to incidental or consequential damages resulting from a breach of this Agreement, including, without limitation, loss of profits.

17.13                     No Third-Party Beneficiary.  Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

17.14                     Survival; Limitation of Liability.

(a)                                  Except as otherwise set forth in this Agreement, the representations and warranties contained in this Agreement (other than those in Section 4.6 and Section 4.10), and the covenants and obligations of the Parties under this Agreement to be performed prior to the Closing, shall survive the Closing for a period of three hundred sixty-five (365) days.  Except as otherwise set forth in this Agreement, (i) the representations and warranties contained in Section 4.10 shall survive the Closing for a period of sixty (60) days, (ii) the representations and warranties contained in Section 4.6 and the other covenants and obligations of the Parties under this Agreement shall survive the Closing without any time limitation, and any claim with respect to the breach thereof may be made at any time and (iii) the representation and warranty contained in Section 4.7(d) shall terminate as of Closing.  Representations, warranties, covenants and obligations hereunder shall be of no further force or effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or obligation prior to its expiration date.  The indemnity obligations set forth in Sections 11.4(b)(ii) and 11.4(c)(i) shall terminate as of the date of each respective representation, warranty, covenant or obligation that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.

(b)                                 In no event shall Noble’s aggregate liability under this Agreement, including liability for (i) title defects pursuant to its limited “by, through or under” warranty, (ii) general indemnities under Article 11 and (iii) environmental indemnities pursuant to Section 16.2 exceed, in the aggregate, twenty-five percent (25%) of the Purchase Price; provided that (x) the covenants of the parties under Sections 2.3, 2.5, 11.1 and 11.3 shall not be limited by this Section 17.14(b), and (y) Noble’s indemnities under Sections 11.4(c)(ii) and (iv) shall not be limited by this Section 17.14(b).

17.15                     Counterparts and Exhibits.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

17.16                     Operatorship Matters.

(a)                                  Notwithstanding anything herein to the contrary, Noble does not represent to Purchaser that Purchaser will succeed to Noble’s operatorship of any unit or well constituting a part of the Assets.  Purchaser acknowledges and agrees that Purchaser will be required to comply with the terms of any applicable operating agreement, unit operating agreement or other contract relating to any elections or other selection procedures in order to succeed Noble as operator thereunder.

(b)                                 Concerning Noble-operated Assets, Purchaser shall provide Noble with evidence of the acceptance by the applicable government authority of any such change of operatorship prior to the time Noble transfers operations to Purchaser.  Where practicable, transfer of operations under this paragraph shall be performed on the first day of the month immediately following the date of receipt of approval of the applicable government authority for successor operations by Purchaser, subject to the terms and provisions of the Transition Agreement referenced in Section 11.6 where applicable.

17.17                     Conflict With Assignment.  Noble and Purchaser acknowledge and agree that in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the assignments executed and delivered at Closing by Noble and Purchaser, the terms and provisions of this Agreement shall control.

17.18                     DTPA Waiver.  TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO NOBLE THAT PURCHASER (A) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (B) HAS ASSETS OF $5,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GAAP, (C) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (D) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

17.19                     Redhibition Waiver.  PURCHASER: (A) WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2475 AND ARTICLES 2520 THROUGH 2548; (B) ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND (C) ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF PURCHASER, HAS BEEN EXPLAINED IN DETAIL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ASSETS.

17.20                     UTPCPL Waiver.  TO THE EXTENT APPLICABLE TO THE PROPERTIES OR ANY PORTION THEREOF, PURCHASER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R.S. 51:1402, ET SEQ.). PURCHASER WARRANTS AND REPRESENTS THAT IT: (A) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (B) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTIONS HEREIN CONTEMPLATED; AND (C) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

17.21                     Recordation.  The Assignment and Bill of Sale form attached as Schedule 10.2(a)(1) for Leasehold Interests located in or adjacent to the State of Texas and, Schedule 10.2(a)(2) for Leasehold Interests located in or adjacent to the State of Louisiana, Schedule 10.2(a)(3) for Leasehold Interests located in or adjacent to the State of Mississippi and Schedule 10.2(a)(4) for Leasehold Interests located in or adjacent to the State of Alabama are intended to convey all of the Assets being conveyed pursuant to this Agreement. Certain Assets or specific portions of the Assets that are leased from, or require the approval to transfer by, a Governmental Entity are conveyed under the Assignment and Bill of Sale and also are described and covered by Assignments of Record Title Interest and Assignments of Operating Rights, and other separate assignments made by Noble to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements.  The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in any of such Assignments and Bill of Sale.  Further, such assignments shall be deemed to contain the special limited title warranty of Noble and all of the exceptions, reservations, rights, titles, power and privileges set forth herein as fully and only to the extent as though they were set forth in each such separate assignment.  Should the law of a state other than Texas or Louisiana be deemed applicable under the OCSLA, then any provisions of Applicable Law of such state parallel to those referenced in Sections 17.18, 17.19 and 17.20 above shall also be deemed waived to the maximum extent allowed by Applicable Law.

17.22                     MMS Approval.  Purchaser promptly after the Closing Date shall actively pursue MMS unconditional approval of the assignments of the Assets situated on the Outer Continental Shelf, and ownership thereof, from Noble to Purchaser.  Purchaser obligates itself to take any and all reasonable action required by the MMS in order to obtain such approval and shall provide Noble with evidence that the MMS has determined that Purchaser (a) is exempt from any supplemental bonding requirements or (b) has satisfied any supplemental bonding requirements in accordance with Section 8.5(b), in either case involving the Assets.  Until such time as Purchaser has provided Noble with such evidence satisfactory to Noble of compliance with this Section 17.22, Noble shall have the right to refuse to transfer operations of the Assets and Noble will continue to operate the Assets pursuant to the terms of the Transition Agreement.

17.23                     Additional Documents and Actions.  The Parties agree to execute such additional documents or take such additional actions as may be required to give effect to the intent of the Parties.

17.24                     Cooperation in Connection with Regulatory Filings.  For a period of three years following the Closing, Noble shall, and shall cause its Affiliates and their respective officers, employees, advisors and auditors to, provide reasonable cooperation to Purchaser, and its Affiliates and their respective accounting firms and representatives (collectively, the “Purchaser Party”) in connection with the preparation of financial statements and other documents to meet the disclosure and filing requirements under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, associated with the registration of any securities or debt of Purchaser or any of its Affiliates (collectively, the “Filings”).  Further, for a period of three years following the Closing, Noble agrees to retain and make available, subject to Noble’s presently existing records retention policy, to Purchaser Party any and all books, records, information and documents that are attributable to the Assets in Noble’s possession reasonably required by a Purchaser Party in order to prepare any Filings and documents associated therewith.  Purchaser will reimburse Noble, within five (5) Business Days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Noble and its Affiliates and their respective representatives in complying with the provisions of this Section 17.24.

ARTICLE 18
DEFINITIONS AND REFERENCES

18.1                           Certain Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 18.1 or in the section, subsections or other subdivisions referred to below:

“Affiliate” means, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Agreed Rate” means, at the time of any determination thereof is to be made, the fluctuating per annum rate of interest then most recently reported in the Wall Street Journal as the “Prime Rate” (the base rate on corporate loans at large U.S. money center commerce banks).

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Casualty” means any casualty event, including any fire, explosion, lightening, flood, hurricane or other casualty.

“Confidentiality Agreement” means that certain agreement dated February 21, 2006, by and between Noble and First Reserve Corporation.

“Customary Post-Closing Consents” means consents required to be obtained in connection with assignment of any Asset in connection with the transactions contemplated hereby of a nature that would customarily be obtained after the Closing in transactions similar to the transactions contemplated hereby (including any consent or approval of or filing with any Governmental Entity in connection with the assignment of any Asset), but excluding the consents listed on Schedule 4.11.

“Damages” means all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorney’s fees and expenses) of any nature whatsoever.

“Environmental Laws” means any and all federal, state and local laws, statutes, regulations, rules, orders, ordinances, permits or determinations of any governmental authority pertaining to health, the environment, wildlife or natural resources in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act (“RCRA”), as amended, The Hazardous and Solid Waste

Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, and the Hazardous Materials Transportation Act, as amended. The terms “hazardous substance,” “release” and “threatened release” shall have the meanings specified in CERCLA, and the terms “solid waste,” “hazardous waste,” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided, however, that (a) to the extent the laws of the state in which the Assets are located, or adjacent, are applicable and have established a meaning for “hazardous substance,” “release,” “threatened release,” “solid waste,” “hazardous waste,” and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws, and (b) the term “solid waste” shall include all oil and gas exploration, development, and production wastes, even if such wastes are specifically exempt from classification as hazardous substances or hazardous wastes pursuant to CERCLA or RCRA, or the state analogues to those statutes.

“Environmental Liabilities” means any and all Damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person pursuant to common law or statute and related to the use or release of hazardous substances.

“GAAP” means generally accepted accounting principles in the United States of America from time to time, applied on a consistent basis throughout the periods involved.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” means all gas imbalances and make-up obligations related to the Assets regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually or constructively known to (a) in the case of a Person who is an individual, such Person, (b) in the case of a Person which is corporation or other entity, an executive officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person, or (c) in the case of Noble, of the following: Bob Bemis, Director of Environmental, Health and Safety; Mike Brown, Business Development Advisor, North America; Aaron Carlson, Senior Attorney; Shawn Conner, Director of Business Development; Roger Souders, Senior Landman; Joe Zimmerman, Shelf Operations Manager; Ted Price, Vice President, Exploration/Exploitation; Pam Tuilos, Regulatory/Environmental Coordinator, GOM/South; Shelly Goddard, Lease Records Supervisor; Janice Spruill, Division Order Supervisor; Rodney Cook, Vice President, Southern Region; Bill Sharp, Asset Manager, Gulf Coast Shelf; Stan Doiron, Offshore Production Supervisor; and Jack Harmoth, Tax Director.  A Person has “constructive knowledge” of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent man would undertake concerning the particular subject matter.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

“Material Adverse Effect” means a material adverse effect on the value of the Assets (taken as a whole and after taking into account any insurance, indemnity and other recoveries payable in respect thereof), excluding any effect resulting from or arising in connection with (a) this Agreement or the transactions contemplated hereby or the public announcement thereof; (b) the effect of any change in the United States or foreign economies or securities or financial markets in general; (c) the effect of any change that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas; (d) the effect of any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (e) the effect of any action taken by Purchaser or its Affiliates (other than providing consent or approval pursuant to Section 6.1) with respect to the transactions contemplated hereby or with respect to the Assets, (f) any matter expressly set forth in an exhibit or schedule hereto; or (g) any change in Applicable Law or accounting rules.

“Net Revenue Interest” or “NRI” means an interest (expressed as a percentage or decimal fraction) in and to the Hydrocarbons produced and saved from or attributable to an Asset.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Working Interest” or “WI” means the percentage of costs and expenses attributable to the maintenance, development and operation of an Asset.

18.2                           Certain Additional Defined Terms.  In addition to such terms as are defined in the preamble of and the recitals to this Agreement and in Section 18.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Term	Defined

Adjusted Purchase Price	Section 2.2
Adjustment Amount	Section 3.5
AFE	Section 4.13
Agreement	Preamble
Allocated Value	Section 3.1(c)(i)
Assets	Section 1.1
Assumed Obligations	Section 11.4(a)
Business Days	Section 2.3(a)
Business Employees	Section 11.12(a)
Claim Notice	Section 11.4(e)(i)
Closing	Section 10.1
Closing Date	Section 10.1
Code	Section 4.5
Continuing Employee	Section 11.12(c)
Cure Period	Section 3.6(b)
Deductible Amount	Section 3.4
Defects Escrow	Section 3.6(a)
Defects Escrow Agent	Section 3.6(a)
Defects Escrow Agreement	Section 3.6(a)
Defects Escrow Amount	Section 3.6(a)
Defensible Title	Section 3.1(d)(i)
Deferred Adjustment Claim	Section 3.5
Deferred Matters Date	Section 3.5
Deposit	Section 2.1(c)
Deposit Escrow Agreement	Section 2.1(e)
Disputes	Section 17.1(a)
Documents	Section 14.1
Effective Time	Section 1.1
Entech	Section 1.2
Environmental Claims	Section 16.2
Environmental Defect	Section 3.2(e)(i)
Environmental Defect Notice	Section 3.2(c)
Environmental Defect Value	Section 3.2(e)(ii)
Environmental Information	Section 3.2(b)
Escrow Agent	Section 2.1(c)
Examination Period	Section 3.1(a)
Estimated Adjusted Purchase Price	Section 2.3(a)
Excluded Assets	Section 1.1
Filings	Section 17.24
Indemnified Party	Section 11.4(e)(i)
Indemnifying Party	Section 11.4(e)(i)
Independent Expert	Section 17.1(a)
Interim Period	Section 6.1

Leasehold Interests	Section 1.1(a)
Leases	Section 4.17
Losses	Section 7.4
Material Contracts	Section 4.7
MMS	Section 5.7
Noble	Heading
Noble Indemnified Parties	Section 7.4
Noble Internal ORRIs	Section 11.4(f)
Orders and Contracts	Section 1.1(b)(iii)
Overheld Amount	Section 3.5
Party and Parties	Preamble
Permitted Encumbrances	Section 3.1(d)(ii)
Platforms	Section 1.1(b)(i)
Post-Closing Defect	Section 3.6(a)
Pref Right Notice	Section 3.9(a)
Property Taxes	Section 13.1
Purchase Price	Section 2.1(a)
Purchaser	Heading
Purchaser Indemnified Parties	Section 11.4(c)
Purchaser Party	Section 17.24
Purchaser’s Environmental Consultant	Section 3.2(a)
Purchaser’s Environmental Review	Section 3.2(a)
Purchaser’s Estimate	Section 3.5
Purchaser’s Title Review	Section 3.1(a)
Records	Section 1.1(c)
Resolved Amount	Section 3.5
Rules	Section 17.1(b)(i)
Title Defect	Section 3.1(d)(iii)
Title Defect Amount	Section 3.1(c)
Title Defect Asset	Section 3.1(b)
Title Defect Notice	Section 3.1(b)
Third Party	Section 11.4(a)(i)
Third Party Claim	Section 11.4(e)(i)
Wells	Section 1.1(b)(i)

[signature page to follow]

EXECUTED on May 15, 2006, to be effective for all purposes, however, as of the Effective Date.

NOBLE ENERGY, INC.

By:
Name: David L. Stover
Title: Senior Vice President

COLDREN RESOURCES LP

By	Coldren Resources GP LLC,
Its General Partner

By:
Name:
Title: